Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Note: The information contained in this Item has been updated to reflect the retrospective adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” effective January 1, 2009 (discussed in Note 1).  This accounting pronouncement required retrospective application.  This Item has not been updated for other changes since the filing of the 2008 Form 10-K.  For significant developments since the filing of Rockwood Holdings, Inc’s 2008 Form 10-K, refer to subsequent 2009 Quarterly Reports on Form 10-Q.

In 2008, we completed the sale of our pool and spa chemicals business and in 2007, we completed the sale of our Groupe Novasep and Electronics segments, excluding our European wafer reclaim business. As a result, our consolidated financial statements have been reclassified to reflect these segments as discontinued operations for all periods presented. See Note 2, “Discontinued Operations,” for further details.

The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth under Item 1, “Business—Forward-Looking Statements” and Item 1A, “Risk Factors.” You should read the following discussion and analysis together with Item 6, “Selected Financial Data,” our consolidated financial statements and the notes to those statements that appear elsewhere in this Annual Report. Amounts may not recalculate due to rounding differences.

Unless otherwise noted, all balances which are denominated in euros are converted at the December 31, 2008 exchange rate of €1.00 = $1.3971.

General

We are a global developer, manufacturer and marketer of technologically advanced, high value-added specialty chemicals and advanced materials. We serve more than 60,000 customers across a wide variety of industries and geographic areas. We operate through five business segments: (1) Specialty Chemicals; (2) Performance Additives; (3) Titanium Dioxide Pigments; (4) Advanced Ceramics; and (5) Specialty Compounds.

Our net sales consist of sales of our products, net of sales discounts, product returns and allowances. In addition, net sales include shipping and handling costs billed to customers. Sales are primarily made on a purchase order basis.

Our cost of products sold consists of variable and fixed components. Our variable costs are proportional to volume and consist principally of raw materials, packaging and related supplies, certain energy costs, and certain distribution costs including inbound, outbound, and internal shipping and transfer costs. Our fixed costs are not significantly impacted by production volume and consist principally of certain fixed manufacturing costs and other distribution network costs, including warehousing. Fixed manufacturing costs comprise headcount-related costs and overhead, including depreciation, periodic maintenance costs, purchasing and receiving costs, inspection costs and certain energy costs.

Our selling, general and administrative expenses include research and development costs, sales and marketing, divisional management expenses and corporate services including cash management, legal, benefit plan administration and other administrative and professional services.

We are focused on growth, productivity, cost reduction, margin expansion, bolt-on acquisitions, divestment of non-core businesses and debt reduction. In connection with this focus, among other things:

•                  We have cut costs, reduced overhead and eliminated duplicative positions in both acquired and existing businesses. In 2007, we closed two U.K. facilities acquired in a 2006 acquisition by our Specialty Compounds segment.  We also implemented a restructuring plan in March 2008 in our Color Pigments and Services business in connection with the business acquired from Elementis plc.  This included the reorganization and relocation of the North American Finance and IT services and the closure of three manufacturing facilities. In the fourth quarter of 2008, a restructuring plan was implemented in our Surface Treatment business within our Specialty Chemicals segment which included headcount reductions and the closure of two manufacturing facilities by mid 2009.

•                  In the fourth quarter of 2008, we reduced overhead and eliminated duplicative positions throughout the Company as part of our global cost control initiatives.

•                  We acquired the global color pigments business of Elementis plc in August 2007 that is included in our Color Pigments and Service business within our Performance Additives segment. In August 2008, we acquired Holliday Pigments, which is also included in our Color Pigments and Service business, and in September 2008, we acquired Nalco’s Finishing Technologies business which is included in our Specialty Chemicals segment;

•                  We completed the Titanium Dioxide Pigments venture with Kemira in September 2008. See Note 4, “Acquisitions,” for further details; and

•                  We completed the sale of our Groupe Novasep segment in January 2007 and our United States wafer reclaim business in February 2007.  In December 2007, we completed the sale of our Electronics business, excluding our European wafer reclaim business and in October 2008, we completed the sale of our pool and spa chemicals business.

Factors Which Affect Our Results of Operations

Our Markets

Because the businesses in our segments generally serve many unrelated end-use markets, we discuss the principal market conditions on a segment basis rather than a consolidated basis. The principal market conditions in our segments and regions in which we operate that impacted our results of operations during the periods presented include the following:

Specialty Chemicals

•                 Demand for Surface Treatment products in our Specialty Chemicals segment generally follows the activity levels of metal processing manufacturers, including the automotive supply, steel and aerospace industries. Sales growth in the Surface Treatment business occurred in 2007 and continued in 2008 in most markets and regions served, primarily aerospace, general industrial and European automotive industries. This growth was driven by price increases and the impact of bolt-on acquisitions made in December 2007 and September 2008 that offset raw material cost increases and lower volumes from a slowdown in the automotive markets.  Results in 2009 could be negatively impacted by economic downturns in all business sectors and regions.

•                 Demand for our lithium products in the Fine Chemicals business line of our Specialty Chemicals segment is generally driven by demand for lithium carbonate in industrial applications, the aluminum business, glass ceramics, cement and the general demand in China. Sales of lithium products specifically used in life science applications depend on the trends in drug development and growth in pharmaceuticals markets as well as generic competition. Growth in the Fine Chemicals business occurred in 2007 and continued in 2008 in most market segments, driven by price increases and higher sales volumes of lithium applications.  However, the economic downturn could have a negative impact on our results in 2009.

Performance Additives

•                    Generally, a trend towards the increased use of colored concrete products in the North American construction market has historically had a positive effect on our Color Pigments and Services business line. However, a general slowdown in the construction market negatively impacted North American construction sales beginning in 2007. North American volumes were lower in 2008 and are expected to be down again in 2009 due to the severe contraction in the construction industry. Sales in our Color Pigments and Services business in North America were favorably impacted in 2008 by the acquisition of the global color pigments business of Elementis plc in August 2007 and the acquisition of Holliday Pigments in August 2008, as well as higher selling prices implemented to help recover raw material and energy cost increases. Unlike North America, construction volumes in Europe in our Color Pigments and Services business increased slightly in 2007. However, weaker economic conditions in Europe resulted in a reduction in European construction volumes in 2008 and we expect this trend to continue in 2009.

•                  The change in the market to environmentally advanced wood treatment chemical products, such as alkaline copper quaternary, or ACQ, and the phase out of chromated copper arsenate, or CCA, for residential use previously had a positive impact on the Timber Treatment Chemicals business, which is a leading supplier of these higher margin products. However, the market position of ACQ was negatively impacted in 2007 and 2008 by customer shifts to substitute products, a general slowdown in the construction market and the use of wood substitutes. These trends are expected to continue in 2009. The expiration of the ACQ patent in May 2007 had a negative impact on our results of operations, as at least one new competitor has entered the market and others may follow.  We recently introduced our newest Ecolife system which utilizes Ecovance, a high-performance non-metallic preservative with enhanced environmental benefits. Commercialization began in 2008, but did not have a significant impact in 2008 and is not expected to have a significant impact in 2009.

•                  In the Clay-based Additives business, sales were up slightly in 2007 and continued to increase in 2008 as increased selling prices and volumes for oilfield applications and increased selling prices of coatings and inks were partially offset by lower volumes of coatings and carbonless applications.  As a result of the economic slowdown, sales volumes are expected to be lower in 2009.

•                  Raw material costs have increased in general in the Performance Additives segment, in particular, iron oxide for Color Pigments and Services, quaternary amine (“quat”) for Clay-based Additives and monoethanolamine (“MEA”) for Timber Treatment Chemicals. Our ability to pass on additional selling price increases for raw material increases in 2009 is uncertain in these businesses.

Titanium Dioxide Pigments

•                  Demand for our titanium dioxide products in anatase grade is driven mainly by demand in the synthetic fiber industry, while demand for titanium dioxide products in rutile grade and our functional additives is driven by demand in the coatings, construction, cosmetics, pharmaceutical, food, paper and plastics industries. Market conditions, including pricing pressure and current industry overcapacity, have continued to negatively impact this segment. Volumes and selling prices in the fiber anatase business decreased in 2007 and continued to decline in 2008.  While sales of titanium dioxide products in rutile grade were up slightly in 2007 on increased volumes, sales of these products were down in 2008 due to lower selling prices, partially offset by slightly higher volumes.  Our functional additives business increased in 2007 on higher selling prices and volumes, but was down in 2008 on lower volumes.  The economic downturn could have a negative impact on the results of these applications in 2009.

•                  As discussed in Note 4, “Acquisitions,” we completed the formation of a venture with Kemira on September 1, 2008 that focuses on producing and marketing specialty titanium dioxide pigments for the synthetic fiber, packaging inks, cosmetics, pharmaceutical and food industries.

Advanced Ceramics

•                  Demand for our ceramic medical devices is mainly tied to the aging population in Europe and the United States. Although the volume of our products used in medical device applications sold experienced double-digit growth each year from 2001 through 2005, in 2006 some customers in the U.S. reduced their demand due to high inventory levels and delayed approvals resulting in lower volumes. However, sales of our medical device applications increased in 2007 on higher volumes and continued to increase in 2008. We expect this trend to continue throughout 2009.

•                  Despite the negative impact of pricing pressure from Asian competitors, sales of ceramic products for use in cutting tool products were higher in 2007 due to volume increases and new customer projects. Volumes of cutting tool applications were up slightly in 2008.  Sales of mechanical systems and applications were up in 2007, but were lower in 2008 on decreased volumes. Sales of electronic applications were lower in 2007 primarily on decreased volumes and continued to decrease in 2008 on lower selling prices and volumes.  Sales of our multi-functional applications were higher in 2007 from increased volumes, but were down in 2008 from lower volumes and selling prices.

Volumes for these applications, particularly cutting tools, electronics and multi-functional, are expected to be lower in 2009 as they are negatively impacted by the economic downturn, particularly in the automotive industry.

Specialty Compounds

•                  Our largest product line in the Specialty Compounds segment is wire and cable compounds. Sales within this product line are dependent upon the telecommunications market and related sectors, specifically demand for high-end voice and data communication wire and cable, for which our Specialty Compounds segment is a significant provider of sheathing materials. Newly developed non-halogen products for wire and cable data communication, military and other applications have expanded business in North America for those applications and created opportunities in Europe. Although sales of wire and cable products were up slightly in 2007, sales growth was due to the acquisition of the Megolon division of Scapa Group, plc. As a result of a general downturn in the wire and cable market, volumes of wire and cable products were down slightly in 2008 and are expected to decline in 2009.

•                  Most of the other end-use markets for which Specialty Compounds’ products are used generally track growth of gross domestic product, but many are also application specific, such as automotive. We are focusing more of our efforts towards increasing high margin specialty products, in particular, thermoplastic elastomers, and less of our efforts in automotive and footwear. Our net sales in consumer/industrial thermoplastic elastomers were up in 2007, but were flat in 2008.  Net sales of regulated packaging were lower in 2007 and 2008 and are expected to continue to decline in 2009.

•                  Raw material prices for polyvinyl chloride (“PVC”) resin and plasticizers, key raw materials used in the production of wire and cable products, were slightly lower in 2007, but were up in 2008.  We expect the prices of PVC resin and plasticizers to be lower in 2009.

Global Exposure

We operate a geographically diverse business. Of our 2008 net sales, 54% were shipments to Europe, 29% to North America (predominantly the United States) and 17% to the rest of the world. For a geographic description of the origin of our net sales and location of our long-lived assets, see Note 3, “Segment Information.”

We estimate that we sold to customers in more than 60 countries during this period. Currently, we serve our diverse and extensive customer base with 96 manufacturing facilities in 26 countries. Consequently, we are exposed to global economic and political changes, particularly currency fluctuations that could impact our profitability and demand for our products.

Our sales and production costs are mainly denominated in U.S. dollars or euros. Our results of operations and financial condition have been historically impacted by the fluctuation of the euro against our reporting currency, the U.S. dollar. For the year ended December 31, 2008, the average exchange rate of the euro against the U.S. dollar was higher compared to 2007. As a result, our net sales, gross profit and operating income were positively impacted. Historically, however, our operating margins have not been significantly impacted by currency fluctuations because, in general, sales and costs of products sold are generated or incurred in the same currency, subject to certain exceptions.

Raw Materials

Raw materials constituted approximately 52% of our 2008 cost of products sold. We have a broad raw material base, with the cost of no single raw material representing more than 3% of our cost of products sold in 2008. Nonetheless, the significant price fluctuations our raw materials have experienced in the past during periods of high demand have had an adverse impact on our results of operations. In particular, higher prices for iron-oxide used in the Color Pigments business of our Performance Additives segment had a negative impact on results in 2007 and 2008.  We cannot accurately predict the impact of any future price increases for raw materials or any raw material shortages on our business as a whole or in specific geographic regions. In addition, we may not be able to pass on raw material price increases to our customers.  See details of our ten most significant raw materials (in terms of dollars) in Item 1, “Business — Raw Materials.”

Energy Costs

In 2008, energy purchases represented approximately 7% of our cost of products sold. However, within certain business lines, such as our Titanium Dioxide Pigments segment and the Color Pigments and Services and Clay-based Additives businesses of our Performance Additives segment, energy costs are more significant. The cost of products sold for certain of our businesses, including Color Pigments and Services and Clay-based Additives, increases when the price of natural gas in North America rises. Natural gas prices in North America were relatively stable in 2007, but were higher during 2008.  Natural gas prices in Europe, where our Titanium Dioxide Pigments segment is located, have historically been relatively stable, although prices were higher in 2007 and 2008 compared to prior years.

Income Taxes

As of December 31, 2008, the Company has U.S. federal and foreign corporate tax loss carryforwards (excluding state and local amounts) of approximately $197.6 million, of which $43.5 million expire in years 2009 through 2028 and of which $154.1 million have no current expiration date. Included in the U.S. federal and foreign carryforwards are U.S. federal tax loss carryforwards of $24.1 million that expire in years through 2027, of which $1.2 million are subject to limitations. The Company also has state and local tax loss carryforwards of approximately $204.5 million expiring in years 2009 through 2028.

The worldwide valuation allowance decreased by $15.2 million to $84.7 million at December 31, 2008. Of this amount, $42.1 million was a charge to income tax expense, $16.3 million represented a decrease to other comprehensive income, $35.4 million was reversed primarily as a result of the reduction in U.S. deferred tax assets due to the sale of the pool and spa chemicals business and $2.8 million represented a decrease recorded to goodwill. The remainder related to foreign currency translation adjustments and other balance sheet items.

Acquisitions

During the periods presented, we made certain selective acquisitions and strategic transactions pursuant to our business strategy of achieving profitable growth. See Note 4, “Acquisitions,” for further details.

Special Charges and Credits

During the periods presented, we incurred certain special charges that included goodwill impairment charges, systems/organization establishment expenses, restructuring and other severance costs, foreign exchange gains and losses and inventory write-up charges. See “Items excluded from Adjusted EBITDA” section in Note 3, “Segment Information,” for a discussion of special charges and credits recorded in the years ended December 31, 2008, 2007 and 2006.

Special Note Regarding Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable

U.S. GAAP measure. From time to time in this management’s discussion and analysis, we disclose non-GAAP financial measures, primarily Adjusted EBITDA, as defined below.

Definition of Adjusted EBITDA

The presentation of consolidated Adjusted EBITDA contained in this report is calculated using the definition set forth in the senior secured credit agreement as a basis and reflects management’s interpretations thereof. Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus:

•                  interest expense;

•                  depreciation expense;

•                  amortization expense, including amortization of deferred financing fees;

•                  extraordinary losses and non-recurring charges;

•                  non-cash charges;

•                  losses on asset sales;

•                  restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and costs relating to the closure of facilities);

•                  expenses paid by us or any of our subsidiaries in connection with the Dynamit Nobel Acquisition, the senior secured credit agreement, the granting of liens under the security documents (as such term is defined in the senior secured credit agreement), the indenture governing the 2014 Notes and the offering of the 2014 Notes and any other related transactions;

•                  any expenses or charges incurred in connection with any issuance of debt or equity securities;

•                  any fees and expenses related to permitted acquisitions;

•                  any deduction for noncontrolling interest expense; and

•                  items arising in connection with CCA litigation related to our Timber Treatment Chemicals business of our Performance Additives segment;

less:

•                  extraordinary gains and non-recurring gains;

•                  non-cash gains; and

•                  gains on asset sales,

in all cases, subject to certain exclusions.

For presentation purposes within this report, we use the computation set forth in our senior secured credit agreement as a basis which reflects management’s interpretations thereof. Management has determined that stock-based compensation costs, which are non-cash charges, will not be an adjustment in calculating Adjusted EBITDA as these costs will be an ongoing recurring cost to the Company. These costs are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. Specifically, the calculation of Adjusted EBITDA according to the indenture underlying our 2014 Notes and the facility agreement governing our Titanium Dioxide Pigments venture excludes certain adjustments prescribed within the senior secured credit agreement. Given that borrowings under the senior secured credit agreement are secured by most of our assets and given that the calculation does not materially differ from the calculation of Adjusted EBITDA for performance measurement purposes, we believe this is the most appropriate computation of Adjusted EBITDA to present.

Management’s Uses

We use Adjusted EBITDA on a consolidated basis to assess our operating performance. We believe this financial measure on a consolidated basis is helpful in highlighting trends in our overall business because the items excluded in calculating Adjusted EBITDA have been deemed by management to have little or no bearing on our day-to-day operating performance. It is also the most significant criterion in our calculation of performance-based cash bonuses and our determination of whether certain performance-based stock options and restricted stock units vest, all of which are tied to Adjusted EBITDA targets.

We also use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because our senior secured credit agreement and indenture governing the 2014 Notes contain financial covenants that are determined based on Adjusted EBITDA. These covenants are material terms of these agreements, because they govern substantially all of our long-term debt, which in turn represents a substantial portion of our capitalization. Non-compliance with these financial covenants under our senior secured credit facilities—our maximum total leverage ratio and our minimum interest coverage ratio, in particular—could result in the lenders requiring us to immediately repay all amounts borrowed. Any such acceleration could also lead to the noteholders accelerating the maturity of the 2014 Notes. In addition, if we cannot satisfy these financial covenants in the indenture governing the 2014 Notes, we cannot engage in certain activities, such as incurring additional indebtedness or making certain payments. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.

We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker, our Chief Executive Officer, to evaluate the ongoing performance of our business segments and reporting units. On a segment basis, we define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain other special gains and charges determined by our senior management to be non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units. The adjustments made to operating income directly correlate with the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement, which reflects management’s interpretations thereof.

Limitations

Adjusted EBITDA has limitations as an analytical tool, and should not be viewed in isolation and is not a substitute for U.S. GAAP measures of earnings and cash flows. Material limitations associated with making the adjustments to our earnings and cash flows to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to the most directly comparable U.S. GAAP financial measures, include:

•                  the cash portion of interest expense, net, income tax provision (benefit), and restructuring as well as non-recurring charges related to securities issuance, acquisition activities, and systems/organization establishment, generally represent charges (gains) which may significantly affect funds available to use in our operating, investing and financing activities;

•                  non-operating foreign exchange gains (losses), although not immediately affecting cash used in investing activities, may affect the amount of funds needed to service our debt if those currency impacts remain in place as we meet our future principal repayment obligations; and

•                  depreciation, amortization, non-cash (gains) charges and impairment charges, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of the plant, equipment and intangible assets which permit us to manufacture and/or market our products; these items may be indicative of future needs for capital expenditures, for development or acquisition of intangible assets or relevant trends causing asset value changes.

An investor or potential investor may find any one or all of these items important in evaluating our performance, results of operations, financial position and liquidity. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income (loss) or income (loss) from continuing operations before taxes or operating income or cash flows from operating activities as calculated and presented in accordance with U.S. GAAP. You should not rely on Adjusted EBITDA as a substitute for any such U.S. GAAP financial measures. We strongly urge you to review the reconciliations of Adjusted EBITDA to U.S. GAAP financial measures and other financial information, in each case included elsewhere in this Annual Report. We also strongly urge you not to rely on any single financial measure to evaluate our business. Our measure of Adjusted EBITDA may not be comparable to those of other companies.

Results of Operations

Actual Results of Operations

The following table presents the major components of our operations on an actual basis and Adjusted EBITDA (the reconciliation to net (loss) income is set forth in - Reconciliation of Net (Loss) Income Attributable to Rockwood Holdings, Inc. to Adjusted EBITDA for the years ended December 31, 2008, 2007 and 2006), including as a percentage of net sales, for the periods presented. See Note 3, “Segment Information,” for segment information and a reconciliation to income (loss) from continuing operations before taxes to Adjusted EBITDA on a segment basis.

	Year ended December 31,
($ in millions)	2008	2007	2006
Statement of operations data:
Net sales:
Specialty Chemicals	$1,232.6	$1,082.9	$918.3
Performance Additives	835.6	798.5	724.8
Titanium Dioxide Pigments	534.8	442.9	409.1
Advanced Ceramics	505.9	452.5	389.6
Specialty Compounds	261.5	276.6	251.0
Corporate and other	9.7	11.8	21.9
Total net sales	3,380.1	3,065.2	2,714.7

Gross profit	1,014.3	976.1	855.7
	30.0%	31.8%	31.5%
Selling, general and administrative expenses	661.3	597.6	540.4
	19.6%	19.5%	19.9%
Impairment charges	809.5	—	2.2
Restructuring and other severance costs	35.3	12.0	4.9
Gain on sale of assets and other	(2.4)	(4.7)	(0.3)
Operating income (loss):
Specialty Chemicals	223.7	206.9	155.0
	18.1%	19.1%	16.9%
Performance Additives	(438.5)	81.5	79.7
	(52.5)%	10.2%	11.0%
Titanium Dioxide Pigments	(229.0)	38.4	45.8
	(42.8)%	8.7%	11.2%
Advanced Ceramics	96.6	83.8	68.0
	19.1%	18.5%	17.5%
Specialty Compounds	(83.9)	22.0	21.9
	(32.1)%	8.0%	8.7%
Corporate and other	(58.3)	(61.4)	(61.9)
Total operating (loss) income	(489.4)	371.2	308.5
Other expenses, net:
Interest expense	(231.1)	(219.3)	(199.9)
Interest income	6.0	11.5	2.4
Gain (loss) on early extinguishment of debt	4.0	(18.6)	—
Refinancing expenses	—	(0.9)	—
Foreign exchange (loss) gain, net	(32.3)	7.8	8.6
Other, net	0.7	—	1.8
Other expenses, net	(252.7)	(219.5)	(187.1)
(Loss) income from continuing operations before taxes	(742.1)	151.7	121.4
Income tax (benefit) provision	(23.9)	62.3	61.3
(Loss) income from continuing operations	(718.2)	89.4	60.1
Income from discontinued operations, net of tax	3.3	25.3	48.1
Gain on sale of discontinued operations, net of tax	42.9	210.4	—
Net (loss) income	(672.0)	325.1	108.2
Net loss (income) attributable to noncontrolling interest	83.6	(8.0)	(5.2)
Net (loss) income attributable to Rockwood Holdings, Inc.	$(588.4)	$317.1	$103.0
Adjusted EBITDA:
Specialty Chemicals	$313.0	$262.2	$206.6
	25.4%	24.2%	22.5%
Performance Additives	107.1	150.7	128.7
	12.8%	18.9%	17.8%
Titanium Dioxide Pigments	83.1	82.7	81.9
	15.5%	18.7%	20.0%
Advanced Ceramics	150.2	128.1	104.8
	29.7%	28.3%	26.9%
Specialty Compounds	34.0	34.3	31.7
	13.0%	12.4%	12.6%
Corporate and other	(48.5)	(55.6)	(47.8)
Total Adjusted EBITDA (a)	$638.9	$602.4	$505.9

(a)                This amount does not include $1.8 million and $68.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the former Groupe Novasep segment which was sold on January 9, 2007; $37.6 million and $35.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the Electronics business sold on December 31, 2007; and $5.4 million, $12.0 million and $12.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, of Adjusted EBITDA from the pool and spa chemicals business sold on October 10, 2008.

The following table presents the changes in the major components of our operations on a historical basis in dollars and percentages:

	Change: 2008 versus 2007				Change: 2007 versus 2006
			Constant	Constant			Constant	Constant
		%	Currency	Currency		%	Currency	Currency
($ in millions)	Total	Change	Effect (a)	Basis	Total	Change	Effect (a)	Basis
Statement of operations data:
Net sales:
Specialty Chemicals	$149.7	13.8%	$53.0	$96.7	$164.6	17.9%	$63.7	$100.9
Performance Additives	37.1	4.6	3.8	33.3	73.7	10.2	22.9	50.8
Titanium Dioxide Pigments	91.9	20.7	32.9	59.0	33.8	8.3	36.7	(2.9)
Advanced Ceramics	53.4	11.8	35.7	17.7	62.9	16.1	34.7	28.2
Specialty Compounds	(15.1)	(5.5)	(3.1)	(12.0)	25.6	10.2	9.1	16.5
Corporate and other	(2.1)	(17.8)	0.7	(2.8)	(10.1)	(46.1)	0.9	(11.0)
Total net sales	314.9	10.3	123.0	191.9	350.5	12.9	168.0	182.5

Gross profit	38.2	3.9	45.9	(7.7)	120.4	14.1	55.8	64.6

Selling, general and administrative expenses	63.7	10.7	25.5	38.2	57.2	10.6	33.8	23.4
Impairment charges	809.5			809.5	(2.2)			(2.2)
Restructuring and other severance costs	23.3			23.3	7.1			7.1
Gain on sale of assets and other	2.3			2.3	(4.4)			(4.4)
Total operating expenses	898.8	148.6	25.5	873.3	57.7	10.5	33.8	23.9
Operating income (loss):
Specialty Chemicals	16.8	8.1	9.1	7.7	51.9	33.5	10.3	41.6
Performance Additives	(520.0)	(638.0)	1.1	(521.1)	1.8	2.3	1.7	0.1
Titanium Dioxide Pigments	(267.4)	(696.4)	1.8	(269.2)	(7.4)	(16.2)	3.2	(10.6)
Advanced Ceramics	12.8	15.3	8.8	4.0	15.8	23.2	7.4	8.4
Specialty Compounds	(105.9)	(481.4)	0.3	(106.2)	0.1	0.5	0.4	(0.3)
Corporate and other	3.1	5.0	(0.7)	3.8	0.5	0.8	(1.0)	1.5
Total	(860.6)	(231.8)	20.4	(881.0)	62.7	20.3	22.0	40.7
Other expenses, net:
Interest expense	(11.8)	5.4	0.9	(12.7)	(19.4)	(9.7)	(2.2)	(17.2)
Interest income	(5.5)	(47.8)	(0.3)	(5.2)	9.1	379.2	(0.8)	9.9
Gain (loss) on early extinguishment of debt	22.6				(18.6)
Refinancing expenses	0.9				(0.9)
Foreign exchange (loss) gain, net	(40.1)				(0.8)
Other, net	0.7				(1.8)
Other expenses, net
(Loss) income from continuing operations before taxes
Specialty Chemicals	1.1				55.3
Performance Additives	(533.1)				(7.5)
Titanium Dioxide Pigments	(272.3)				(12.5)
Advanced Ceramics	10.4				14.5
Specialty Compounds	(104.6)				(0.7)
Corporate and other	4.7				(18.8)
Total	(893.8)				30.3
Income tax (benefit) provision	(86.2)				1.0
(Loss) income from continuing operations	(807.6)				29.3
Income from discontinued operations, net of tax	(22.0)				(22.8)
Gain on sale of discontinued operations, net of tax	(167.5)				210.4
Net (loss) income	(997.1)				216.9
Net loss (income) attributable to noncontrolling interest	91.6				(2.8)
Net (loss) income attributable to Rockwood Holdings, Inc.	$(905.5)				$214.1
Adjusted EBITDA:
Specialty Chemicals	$50.8	19.4%	$11.7	$39.1	$55.6	26.9%	$13.4	$42.2
Performance Additives	(43.6)	(28.9)	2.0	(45.6)	22.0	17.1	4.2	17.8
Titanium Dioxide Pigments	0.4	0.5	5.2	(4.8)	0.8	1.0	6.9	(6.1)
Advanced Ceramics	22.1	17.3	12.0	10.1	23.3	22.2	10.6	12.7
Specialty Compounds	(0.3)	(0.9)	—	(0.3)	2.6	8.2	0.9	1.7
Corporate and other	7.1	12.8	(0.8)	7.9	(7.8)	(16.3)	(0.8)	(7.0)
Total Adjusted EBITDA	$36.5	6.1%	$30.1	$6.4	$96.5	19.1%	$35.2	$61.3

(a)                The constant currency effect is the translation impact calculated based on the change in the applicable rate, primarily the euro, to the U.S. dollar exchange rate for the applicable period.

Year ended December 31, 2008 compared to year ended December 31, 2007

Overview

Net sales increased $314.9 million for the year ended December 31, 2008 compared with the prior year primarily due to the impact of bolt-on acquisitions, the positive impact of currency changes of $123.0 million and increased selling prices of $115.6 million. See further discussion by segment below.

Operating income decreased $860.6 million for the year ended December 31, 2008 compared with the prior year due to a goodwill impairment charge of $809.5 million, lower sales volumes, higher raw material and energy costs in all businesses and restructuring and other severance costs recorded in 2008 primarily related to cost control measures. The positive impact of currency changes of $20.4 million, increased selling prices and lower corporate costs due to decreased incentive compensation-related costs and professional fees had a favorable impact on operating income.

Adjusted EBITDA increased $36.5 million for the year ended December 31, 2008 primarily due to the positive impact of currency changes of $30.1 million, the selling price increases noted above and decreased corporate costs.

Net income from continuing operations decreased $807.6 million compared with the prior year primarily from the goodwill impairment charge, higher interest expense recorded in the year ended December 31, 2008 due to an increase in mark-to-market losses on our interest rate hedging instruments and increased foreign exchange losses on financing activities recorded in 2008.  This was partially offset by the increases noted above and costs of $18.6 million incurred in 2007 to redeem our 2011 Notes.

Income from discontinued operations, net of tax was $3.3 million for the year ended December 31, 2008 and was comprised of income from operating the pool and spa chemicals business that was sold in October 2008. In the year ended December 31, 2007, income from discontinued operations, net of tax was $25.3 million and was primarily comprised of income from operating the pool and spa chemicals business and the Electronics business which was sold in December 2007.

The gain on sale of discontinued operations, net of tax for the year ended December 31, 2008 of $42.9 million is primarily related to the sale of the pool and spa chemicals business in October 2008. For the year ended December 31, 2007, the gain on sale of discontinued operations of $210.4 million is related to gain of $115.6 million (net of taxes) on the sale of Groupe Novasep and the gain of $94.8 million (net of taxes) on the sale of the Electronics business.

Net loss attributable to noncontrolling interest increased $91.6 million primarily related to the goodwill impairment charge recorded in the Titanium Dioxide Pigments venture in the fourth quarter of 2008.

Net income attributable to Rockwood Holdings, Inc. decreased $905.5 million for the year ended December 31, 2008 compared with the prior year due to the reasons noted above.

Net sales

Specialty Chemicals.   Net sales increased $149.7 million over the prior year, including the positive impact of currency changes of $53.0 million. In the Fine Chemicals business, higher selling prices of lithium products, as well as increased volumes, had a favorable impact on net sales. Net sales in the Surface Treatment business were favorably impacted by higher selling prices and the impact of bolt-on acquisitions in December 2007 and September 2008.

Performance Additives.   Net sales increased $37.1 million over the prior year due to acquisitions in August 2007 and 2008.  Also, increased selling prices in our Color Pigments and Services and Clay-based Additives businesses and the positive impact of currency changes of $3.8 million had a favorable impact on net sales. This was partially offset by lower volumes of construction-related products in our Color Pigments and Services and Timber Treatment Chemicals businesses.

Titanium Dioxide Pigments.   Net sales increased $91.9 million over the prior year due to the completion of the venture with Kemira on September 1, 2008 and the positive impact of currency changes of $32.9 million.  This was partially offset by significantly lower net sales on lower volumes, as well as lower selling prices of titanium dioxide products, primarily commodity grade, and lower volumes of functional additives.

Advanced Ceramics.   Net sales increased $53.4 million over the prior year primarily due to the positive impact of currency changes of $35.7 million, increased volumes of medical applications and the impact of bolt-on acquisitions made in April 2007 and October 2008. This was partially offset by lower selling prices and volumes in most applications, particularly in mechanical systems and applications and multifunctional ceramics.

Specialty Compounds.   Net sales decreased $15.1 million over the prior year due to lower volumes in most businesses, particularly in wire and cable and regulated packaging applications, and the negative impact of currency changes of $3.1 million.  This was partially offset by increased selling prices.

Corporate and other.   Net sales decreased $2.1 million over the prior year due to lower volumes and selling prices in the European wafer reclaim business.

Gross profit

Gross profit increased $38.2 million over the prior year due to the positive impact of currency changes of $45.9 million and the sales increases noted above, in particular selling price increases. This was partially offset by raw material cost increases, particularly from the impact of higher phosphoric acid and tin costs in our Specialty Chemicals segment, higher iron-oxide costs in our Color Pigments and Services business, higher quat costs in our Clay-based additives business and higher ethylene vinyl acetate, plasticizer and PVC resin costs in our Specialty Compounds segment. We also experienced lower volumes in our Color Pigments and Services, Timber Treatment Chemicals and Titanium Dioxide Pigments businesses and higher depreciation and amortization costs in most businesses including the impact of acquisitions. Gross profit as a percentage of net sales decreased to 30.0% for the year ended December 31, 2008 from 31.8% for the year ended December 31, 2007.

Selling, general and administrative expenses

Selling, general and administrative expenses, or SG&A, increased $63.7 million over the prior year due in part to the impact of currency changes of $25.5 million. Higher SG&A costs were also recorded in a few segments, particularly in Specialty Chemicals and Advanced Ceramics, related to increased sales volumes. SG&A expenses as a percentage of net sales was 19.6% in the year ended December 31, 2008 compared to 19.5% for the year ended December 31, 2007.

Impairment charges

We recorded a goodwill impairment charge of $809.5 million in the fourth quarter of 2008 due to the significant drop in global stock valuations, the substantial reduction in the market valuation of Rockwood and comparable companies, and the continuing negative global economic and market outlook. In particular, the downturn in the construction industry has had a negative impact on a number of our businesses. As a result, we recorded a non-cash goodwill impairment charge in the following businesses: Color Pigments and Services ($293.2 million), Timber Treatment Chemicals ($88.3 million) and Clay-based Additives ($75.1 million) within our Performance Additives segment; Titanium Dioxide Pigments segment ($247.7 million); and Specialty Compounds segment ($105.2 million). See further discussion in “Critical Accounting Policies and Estimates,” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 7, “Goodwill.”

Restructuring and other severance costs

We recorded $35.3 million of restructuring and other severance costs for the year ended December 31, 2008 throughout the Company.  These charges primarily related to headcount reductions as part of our global cost control initiatives.  We recorded $12.0 million of restructuring charges for the year ended December 31, 2007 for miscellaneous restructuring actions in the Specialty Chemicals, Performance Additives, Advanced Ceramics and Corporate and other segments for headcount reductions and facility closures. See Note 16, “Restructuring And Other Severance Costs,” for further details.

Gain on sale of assets

We recorded a gain of $2.4 million for the year ended December 31, 2008 primarily related to the sale of land that was acquired as part of the acquisition of Dynamit Nobel in 2004. For the year ended December, 2007, we recorded a gain of $4.7 million primarily related to the sale of our U.S. wafer reclaim business.

Operating income

Specialty Chemicals.   Operating income increased $16.8 million over the prior year primarily due to the positive impact of currency changes of $9.1 million and higher sales discussed above. This increase was partially offset by higher raw material costs of $25.5 million, primarily for phosphoric acid and tin, increased depreciation and amortization costs of $15.3 million, including the impact of bolt-on acquisitions made in December 2007 and September 2008, and increased restructuring and other severance costs of $14.6 million.

Performance Additives.   Operating income decreased $520.0 million over the prior year due to the goodwill impairment charge of $456.6 million, lower sales volumes discussed above, and higher raw material costs of $46.7 million, particularly higher iron-oxide costs in the Color Pigments and Services business and higher quat costs in our Clay-based Additives business. Higher depreciation and amortization costs of $9.6 million primarily due to the acquisitions made in August 2007 and 2008 and increased restructuring and other severance costs of $8.1 million also had an unfavorable impact on operating income.

Titanium Dioxide Pigments.   Operating income decreased $267.4 million over the prior year primarily due to the goodwill impairment charge of $247.7 million, lower sales volumes and selling prices discussed above, increased depreciation and amortization costs of $13.9 million and higher energy costs of $8.7 million. This was partially offset by increased sales related to the completion of the venture with Kemira on September 1, 2008.

Advanced Ceramics.   Operating income increased $12.8 million over the prior year primarily due to the positive impact of currency changes of $8.8 million, the increased sales volumes noted above and productivity improvements. The impact of bolt-on acquisitions made in April 2007 and October 2008 also had a favorable impact on operating income. This increase was partially offset by lower selling prices and increased depreciation and amortization costs of $6.5 million primarily related to the acquisitions discussed above.

Specialty Compounds.   Operating income decreased $105.9 million over the prior year due to the goodwill impairment charge of $105.2 million, lower sales volumes discussed above and higher raw material costs of $12.6 million, particularly ethylene vinyl acetate, plasticizer and PVC resin costs.  This was partially offset by lower operating costs and higher selling prices.

Corporate and other.   Operating loss decreased $3.1 million primarily due to lower incentive compensation related costs and lower professional fees, partially offset by lower gains on asset sales and higher depreciation and amortization costs.

Other income (expenses)

Interest expense.  Interest expense increased $11.8 million over the prior year. The years ended December 31, 2008 and 2007 included losses of $51.5 million and $32.2 million, respectively, representing the movement in the mark-to-market valuation of our interest rate hedging instruments. The remaining interest expense decrease of $7.5 million is primarily due to the redemption of the 2011 Notes in May 2007 in the aggregate amount of $273.4 million, partially offset by increased debt levels related to the completion of the Titanium Dioxide Pigments venture.

Interest income.  Interest income decreased $5.5 million for the year ended December 31, 2008 compared to the same period in the prior year due to lower average cash balances in 2008 compared to prior year and lower short-term average rates.

Gain/Loss on early extinguishment of debt.   In the fourth quarter of 2008, we redeemed €11.0 million of our senior subordinated notes due in 2014 at a discount and recorded a gain of $4.0 million. In the second quarter of 2007, we paid a redemption premium of $14.5 million and wrote off $4.1 million of deferred financing costs associated with the redemption of the 2011 Notes in May 2007.

Refinancing expenses.  In March 2007, we expensed $0.9 million related to the fourth amendment of the senior secured credit agreement resulting in a 50 basis point reduction on our tranche G term loans.

Foreign exchange, net.   For the year ended December 31, 2008, we had foreign exchange losses of $32.3 million primarily due to the impact of the weaker British Pound as of December 31, 2008 versus December 31, 2007 related to non-operating euro-denominated transactions. For the year ended December 31, 2007, we had foreign exchange gains of $7.8 million primarily related to euro-denominated debt, cash and inter-company loans.

Provision for income taxes

The effective income tax rate for the year ended December 31, 2008 was 3.2% and an income tax benefit of $23.9 million was recorded for the year ended December 31, 2008. The effective income tax rate compared to the federal statutory rate was negatively impacted primarily by non-deductible book goodwill impairments. It was also impacted negatively by domestic losses which are not tax effected as a result of a full valuation allowance and positively impacted by geographic earnings mix and an allocation of tax benefits to continuing operations. The effective income tax rate was 41.1% for the year ended December 31, 2007 and was favorably impacted by certain non-recurring items, primarily related to the impact of a statutory rate change in certain European jurisdictions and the allocation of tax benefits to continuing operations.

Net (loss) income from continuing operations

Net loss from continuing operations for the year ended December 31, 2008 was $718.2 million as compared to net income from continuing operations of $89.4 million for the prior year for the reasons described above.

Income from discontinued operations, net of tax

Income from discontinued operations, net of tax was $3.3 million for the year ended December 31, 2008 from operating the pool and spa chemicals business that was sold in October 2008, compared to $25.3 million for the year ended December 31, 2007, due to income from operating the Electronics business, that was sold in December 2007 and the pool and spa chemicals business.

Gain on sale of discontinued operations, net of tax

The gain on sale of discontinued operations, net of tax, of $42.9 million recorded for the year ended December 31, 2008 is primarily related to the sale of the pool and spa chemicals business in October 2008.  For the year ended December 31, 2007, we recorded a gain on sale, net of tax, of $115.6 million as a result of the sale of the Groupe Novasep segment in January 2007 and a gain, net of tax, of $94.8 million as a result of the sale of the Electronics business in December 2007.

Net loss (income) attributable to noncontrolling interest

For the years ended December 31, 2008 and 2007, we recorded net loss (income) attributable to noncontrolling interest of $83.6 million and $(8.0) million, respectively.  Noncontrolling interest represents the noncontrolling interest portion of the Viance, LLC joint venture completed in January 2007 between our Timber Treatment Chemicals business and Rohm and Haas Company and the noncontrolling interest portion of the Titanium Dioxide Pigments venture completed in September 2008 between our Titanium Dioxide Pigments segment and Kemira.  Noncontrolling interest in 2008 is primarily related to the goodwill impairment charge recorded in the Titanium Dioxide Pigments venture in the fourth quarter of 2008.

Net (loss) income attributable to Rockwood Holdings, Inc.

Net loss attributable to Rockwood Holdings, Inc. for the year ended December 31, 2008 was $588.4 million (loss from continuing operations of $634.6 million and income from discontinued operations of $46.2 million) as compared to net income attributable to Rockwood Holdings, Inc. of $317.1 million (income from continuing operations of $81.5 million and income from discontinued operations of $235.6 million) for the year ended December 31, 2007 for the reasons described above.

Adjusted EBITDA

Specialty Chemicals.   Adjusted EBITDA increased $50.8 million over the prior year primarily due to the impact of higher sales discussed above and the positive impact of currency changes of $11.7 million. This increase was partially offset by higher raw material costs of $25.5 million as discussed above.

Performance Additives.   Adjusted EBITDA decreased $43.6 million over the prior year due to lower sales volumes and higher raw material costs of $46.7 million as discussed above.

Titanium Dioxide Pigments.   Adjusted EBITDA increased $0.4 million over the prior year primarily due to the impact of currency changes of $5.2 million, as well as by increased sales related to the completion of the venture with Kemira on September 1, 2008. This was partially offset by the lower sales volumes and selling prices discussed above and higher energy costs of $8.7 million.

Advanced Ceramics.   Adjusted EBITDA increased $22.1 million over the prior year primarily due to the impact of the increased sales volumes noted above, productivity improvements and the positive impact of currency changes of $12.0 million. The impact of bolt-on acquisitions made in April 2007 and October 2008 also had a favorable impact on Adjusted EBITDA. This increase was partially offset by lower selling prices.

Specialty Compounds.   Adjusted EBITDA decreased $0.3 million primarily due to the lower sales volumes discussed above and higher raw material costs of $12.6 million, particularly ethylene vinyl acetate, plasticizer and PVC resin costs.  This was partially offset by lower operating costs and higher selling prices.

Corporate and other.   Adjusted EBITDA increased $7.1 million primarily due to lower incentive compensation related costs and lower professional fees.

Year ended December 31, 2007 compared to year ended December 31, 2006

Overview

Net sales increased $350.5 million for the year ended December 31, 2007 compared with the prior year driven by increased selling prices of $76.4 million, strong demand in a number of our segments, particularly in our Specialty Chemicals segment, and higher volumes related to acquisitions. The positive impact of currency changes of $168.0 million also had a favorable impact on net sales. See further discussion by segment below.

Operating income and Adjusted EBITDA also increased for the year ended December 31, 2007 compared with the prior year primarily due to the impact of the sales increases noted above. Operating income and Adjusted EBITDA were negatively impacted by higher raw material costs in most businesses.

Net income from continuing operations increased $29.3 million in the year ended December 31, 2007 compared with the prior year primarily due to the reasons noted above. This was partially offset by costs of $18.6 million incurred in the second quarter of 2007 to redeem our 2011 Notes and higher interest expense recorded in the year ended December 31, 2007 compared to the prior year due to an increase in mark-to-market losses on our interest rate hedging instruments.

Income from discontinued operations, net of tax, decreased $22.8 million in the year ended December 31, 2007 compared with the prior year primarily due to the sale of Groupe Novasep in January 2007, partially offset by the tax benefit recorded in the first quarter of 2006 related to the favorable treatment on the sale of Rohner AG in 2006.  See further details in Note 2, “Discontinued Operations.”

The gain on sale of discontinued operations, net of tax, of $210.4 million for the year ended December 31, 2007 was comprised of the gain of $115.6 million (net of taxes) on the sale of Groupe Novasep and a gain of $94.8 million (net of taxes) on the sale of the

Electronics business, excluding the European wafer reclaim business.

Net income attributable to Rockwood Holdings, Inc. increased $214.1 million in the year ended December 31, 2007 compared with the prior year primarily due to the reasons noted above.

Net sales

Specialty Chemicals.   Net sales increased $164.6 million over the prior year, primarily on higher selling prices, as well as increased volumes and the positive impact of currency changes of $63.7 million. In the Fine Chemicals business, higher selling prices of lithium products, as well as increased volumes, had a favorable impact on net sales. Net sales in the Surface Treatment business were favorably impacted by higher selling prices and increased volumes in most markets, particularly in European automotive, aerospace and general industrial applications.

Performance Additives.   Net sales increased $73.7 million over the prior year primarily due to the acquisition of the global color pigments business of Elementis plc completed on August 31, 2007, increased selling prices of ACQ products and the positive impact of currency changes of $22.9 million. This was partially offset by lower construction volumes in North America in our Color Pigments and Services business and lower volumes in our Timber Treatment Chemicals business.

Titanium Dioxide Pigments.   Net sales increased $33.8 million over the prior year due to the positive impact of currency changes of $36.7 million.  Excluding the impact of currency changes, net sales were down as lower volumes and prices of titanium dioxide in anatase grade were partially offset by higher selling prices for functional additives and higher volumes of titanium dioxide products in rutile grade.

Advanced Ceramics.   Net sales increased $62.9 million over the prior year primarily due to the positive impact of currency changes of $34.7 million and the impact of bolt-on acquisitions made in April 2007 and May 2006. Higher volumes in most businesses, particularly in medical, cutting tools, mechanical systems, and multi-functional ceramics also had a favorable impact on net sales. This was partially offset by lower selling prices and volume declines in electronic applications.

Specialty Compounds.   Net sales increased $25.6 million over the prior year due to higher volumes resulting from an acquisition made in October 2006 in the wire and cable business and the positive impact of currency changes of $9.1 million.

Corporate and other.   Net sales decreased $10.1 million over the prior year primarily due to the sale of our U.S. wafer reclaim business in the first quarter of 2007.

Gross profit

Gross profit increased $120.4 million over the prior year primarily due to the selling price increases noted above, as well as productivity improvements and the positive impact of currency changes of $55.8 million. This was partially offset by raw material cost increases, particularly from the impact of higher zinc and other raw material costs in our Specialty Chemicals segment, higher iron-oxide and cobalt raw material costs in our Color Pigments and Services business and higher copper costs in our Timber Treatment Chemicals business of our Performance Additives segment. Gross profit as a percentage of net sales was 31.8% in the year ended December 31, 2007 versus 31.5% in the year ended December 31, 2006. Gross profit in 2007 includes a reduction of $5.7 million primarily due to an inventory write-up charge related to the acquisition of the global color pigments business of Elementis plc. In 2006, gross profit was lower due to an inventory write-up charge of $1.1 million.

Selling, general and administrative expenses

Selling, general and administrative expenses, or SG&A, increased $57.2 million over the prior year primarily due to the impact of currency changes of $33.8 million. Higher SG&A costs were also recorded in a number of our segments related to increased sales volumes. SG&A expenses as a percentage of net sales were 19.5% in the year ended December 31, 2007 compared to 19.9% in the year ended December 31, 2006, as a result of higher net sales impacted by selling price increases.

Impairment charges

We recorded an impairment charge of $2.2 million in 2006 related to the write-down of machinery and equipment in the Fine Chemicals division of the Specialty Chemicals segment.

Restructuring and other severance costs

We recorded $12.0 million of restructuring charges in the year ended December 31, 2007 for miscellaneous restructuring actions in the Specialty Chemicals, Performance Additives, Advanced Ceramics and Corporate and other segments.  In the Corporate and other segment, $4.7 million of restructuring charges were recorded for the year ended December 31, 2007 primarily related to the restructuring of the wafer reclaim business.  We recorded $4.9 million of restructuring charges in the year ended December 31, 2006 for miscellaneous restructuring actions in the Specialty Chemicals, Performance Additives, Advanced Ceramics and Corporate and other segments for miscellaneous headcount reductions and facility closures. See Note 16, “Restructuring And Other Severance Costs,” for further details.

Gain on sale of assets

We recorded gains of $4.7 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively.  The gain of $4.7 million for the year ended December 31, 2007 is primarily related to the sale of our U.S wafer reclaim business.

Operating income

Specialty Chemicals.   Operating income increased $51.9 million primarily due to the impact of higher sales in both the Surface Treatment and Fine Chemicals businesses and the positive impact of currency changes of $10.3 million. This increase was partially offset by higher raw material costs of $25.2 million primarily related to zinc and other raw materials.

Performance Additives.   Operating income increased $1.8 million over the prior year due to the positive impact of currency changes of $1.7 million. This increase was partially offset by the lower sales volumes discussed above, and higher raw material costs of $9.8 million, particularly copper costs in the Timber Treatment Chemicals business, higher iron-oxide and cobalt costs in our Color Pigments and Services business and higher quat costs in our Clay-based Additives business.  Higher depreciation and amortization costs of $14.0 million primarily due to the Viance, LLC joint venture formed in January 2007 and the acquisition of the global color pigments business of Elementis plc, along with increased inventory write-up charges of $4.7 million primarily related to the Elementis acquisition, also had an unfavorable impact on operating income.

Titanium Dioxide Pigments.   Operating income decreased $7.4 million over the prior year due to higher raw material costs of $4.6 million, particularly zinc and other raw material costs, higher energy costs of $2.1 million, an unfavorable mix and lower selling prices of titanium dioxide products.  This decrease was partially offset by the positive impact of currency changes of $3.2 million.

Advanced Ceramics.   Operating income increased $15.8 million over the prior year primarily due to the impact of increased sales in most businesses, productivity improvements and the positive impact of currency changes of $7.4 million. The impact of a bolt-on acquisition made in April 2007 also had a favorable impact on operating income. This increase was partially offset by lower selling prices and increased depreciation and amortization costs of $7.4 million related to the acquisition discussed above.

Specialty Compounds.   Operating income increased $0.1 million due to the positive impact of currency changes of $0.4 million, higher sales volumes from the acquisition completed in October 2006 and a favorable product mix.  This was partially offset by higher depreciation and amortization costs of $2.5 million related to an acquisition in October 2006.

Corporate and other.   Operating loss decreased $0.5 million over the prior year primarily due to higher gains on asset sales of $4.0 million primarily related to the sale of our U.S. wafer reclaim business and lower professional fees incurred regarding systems and internal control documentation required in connection with the Company’s compliance with the Sarbanes-Oxley Act of 2002.  This was partially offset by additional stock compensation expense related to the May 2007 equity grant, higher legal accruals and increased restructuring charges.

Other income (expenses)

Interest expense.  Interest expense increased $19.4 million in the year ended December 31, 2007 compared to the prior year. The years ended December 31, 2007 and 2006 included losses of $32.2 million and gains of $7.2 million, respectively, representing the movement in the mark-to-market valuation of our interest rate hedging instruments. The remaining interest expense decrease of $20.0 million is primarily due to lower interest expense related to the redemption in May 2007 of the 2011 Notes in the aggregate amount of $273.4 million.

Interest income.  Interest income increased $9.1 million in the year ended December 31, 2007 compared to the prior year from interest earned on cash from operations and interest earned on cash equivalents stemming from the net cash proceeds received from the sale of Groupe Novasep and the formation of the Viance, LLC joint venture in January 2007.

Loss on early extinguishment of debt.  In May 2007, we paid a redemption premium of $14.5 million and wrote off $4.1 million of deferred financing costs associated with the redemption of the 2011 Notes in May 2007.

Refinancing expenses.   In March 2007, we expensed $0.9 million related to the fourth amendment of the senior secured credit agreement resulting in a 50 basis point reduction on our new tranche G term loans.

Foreign exchange gain, net.   For the years ended December 31, 2007 and 2006, we had foreign exchange gains of $7.8 million and

$8.6 million, respectively, primarily related to euro-denominated debt, cash and inter-company loans.

Other, net.   For the year ended December 31, 2006, we recorded $1.8 million of income in connection with the correction of an immaterial error related to a previously unrecorded asset in the Titanium Dioxide Pigments segment of $1.6 million.

Provision for income taxes

The effective income tax rate for the year ended December 31, 2007 was 41.1%. We recorded an income tax provision of $62.3 million for the year ended December 31, 2007.  The effective income tax rate was favorably impacted by certain non-recurring items, primarily a reduction related to the impact of statutory rate changes in certain European jurisdictions and the allocation of tax benefits to continuing operations. The effective income tax rate for the year ended December 31, 2006 was 50.5% and was negatively impacted by an increase in the valuation allowances primarily related to the U.S. operations and favorably impacted by the foreign rate differential.

Net income from continuing operations

Net income from continuing operations was $89.4 million as compared to net income from continuing operations of $60.1 million for the year ended December 31, 2006 for the reasons described above.

Income from discontinued operations, net of tax

Income from discontinued operations, net of tax decreased to $25.3 million for the year ended December 31, 2007 compared to income of $48.1 million for the year ended December 31, 2006 due to income earned from the Groupe Novasep segment in the year ended December 31, 2006 and the tax benefit recorded in the first quarter of 2006 related to the favorable treatment on the sale of Rohner AG. As noted above, the Groupe Novasep segment was sold in January 2007.

Gain on sale of discontinued operations, net of tax

This included a gain on sale of $115.6 million (net of tax) as a result of the sale of the Groupe Novasep segment in January 2007 and a gain on sale of $94.8 million (net of tax) as a result of the sale of the Electronics business, excluding the European wafer reclaim business, in December 2007.

Net income attributable to noncontrolling interest

Net income attributable to noncontrolling interest represents the noncontrolling interest portion of the Viance, LLC joint venture that was completed in January 2007 between our Timber Treatment Chemicals business and Rohm and Haas Company.

Net income attributable to Rockwood Holdings, Inc.

Net income attributable to Rockwood Holdings, Inc. for the year ended December 31, 2007 was $317.1 million as compared to net income attributable to Rockwood Holdings, Inc. of $103.0 million for the year ended December 31, 2006 for the reasons described above.

Adjusted EBITDA

Specialty Chemicals.   Adjusted EBITDA increased $55.6 million primarily due to higher sales in both the Surface Treatment and Fine Chemicals businesses and the positive impact of currency changes of $13.4 million. This increase was partially offset by higher raw material costs.

Performance Additives.   Adjusted EBITDA increased $22.0 million over the prior year primarily from the selling price increases noted above.  The positive impact of currency changes of $4.2 million and the acquisition of the global color pigments business of Elementis plc that was completed on August 31, 2007 also had a favorable impact on Adjusted EBITDA. This was partially offset by higher raw material costs and the lower sales volumes discussed above.

Titanium Dioxide Pigments.   Adjusted EBITDA increased $0.8 million over the prior year due to the positive impact of currency changes of $6.9 million. Excluding the impact of currency changes, Adjusted EBITDA was lower due to higher raw material and energy costs, an unfavorable mix and lower selling prices.

Advanced Ceramics.   Adjusted EBITDA increased $23.3 million over the prior year primarily due to the impact of the bolt-on acquisition made in April 2007, productivity improvements and the positive impact of currency changes of $10.6 million. Increased sales in most businesses also had a favorable impact on Adjusted EBITDA. This increase was partially offset by lower selling prices.

Specialty Compounds.   Adjusted EBITDA increased $2.6 million primarily due to higher volumes resulting from an acquisition made in October 2006 in the wire and cable business and a favorable product mix.

Corporate and other.   Adjusted EBITDA loss increased $7.8 million primarily due to higher legal accruals and the recording of additional stock compensation expense related to the May 2007 equity grant.

Reconciliation of Net (Loss) Income Attributable to Rockwood Holdings, Inc. to Adjusted EBITDA

Because we view Adjusted EBITDA on both a consolidated basis and segment basis as an operating performance measure, we use net (loss) income as the most comparable U.S. GAAP measure on a consolidated basis. The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of net (loss) income attributable to Rockwood Holdings, Inc. to Adjusted EBITDA on a consolidated basis:

	Year ended December 31,
($ in millions)	2008	2007	2006
Net (loss) income attributable to Rockwood Holdings, Inc.	$(588.4)	$317.1	$103.0
Net (loss) income attributable to noncontrolling interest	(83.6)	8.0	5.2
Net (loss) income	(672.0)	325.1	108.2
Income tax (benefit) provision	(23.9)	62.3	61.3
Income from discontinued operations, net of tax	(3.3)	(25.3)	(48.1)
Gain on sale of discontinued operations, net of tax	(42.9)	(210.4)	—
(Loss) income from continuing operations before taxes	(742.1)	151.7	121.4
Interest expense (a)	231.1	219.3	199.9
Interest income	(6.0)	(11.5)	(2.4)
Depreciation and amortization	258.9	211.7	174.4
Impairment charges	809.5	—	2.2
Restructuring and other severance costs (b)	35.3	12.0	5.3
Systems/organization establishment expenses	12.9	4.2	10.7
Acquisition and disposal costs	1.7	2.3	1.9
Inventory write-up charges	6.9	5.7	1.1
(Gain) loss on early extinguishment of debt (c)	(4.0)	18.6	—
Refinancing expenses	—	0.9	—
Acquired in-process research and development	2.9	—	—
Gain on sale of assets and other	(2.4)	(4.7)	(0.3)
Foreign exchange loss (gain), net	32.3	(7.8)	(8.6)
Other	1.9	—	0.3
Total Adjusted EBITDA (d)	$638.9	$602.4	$505.9

(a)                Includes (losses) gains of $(51.5) million, $(32.2) million and $7.2 million for the years ended December 31, 2008, 2007 and 2006, respectively, representing the movement in the mark-to-market valuation of the Company’s interest rate and cross-currency hedging instruments.

(b)               Includes inventory write-downs of $0.4 million recorded in cost of products sold for the year ended December 31, 2006.

(c)                For the year ended December 31, 2008, we redeemed €11.0 million of our senior subordinated notes due in 2014 at a discount and recorded a gain of $4.0 million. For the year ended December 31, 2007, a redemption premium of $14.5 million was paid and $4.1 million of deferred financing costs were written off in connection with the redemption of the 2011 Notes.

(d)               This amount does not include $1.8 million and $68.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the former Groupe Novasep segment which was sold in January 2007; $37.6 million and $35.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the Electronics segment sold in December 2007; and $5.4 million, $12.0 million and $12.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, of Adjusted EBITDA from the pool and spa chemicals business sold in October 2008.

Liquidity and Capital Resources

Cash Flows

Operating Activities.   Net cash provided by operating activities was $296.6 million, $368.5 million and $302.6 million in 2008, 2007 and 2006, respectively. Net cash from operating activities decreased in 2008 primarily from the higher use of operating cash from working capital changes and the reduction in operating cash flows due to the divestiture of the Electronics business, partially offset by lower cash interest expense. Net cash from operating activities increased in 2007 primarily from higher operating income and lower cash interest expense, partially offset by higher use of operating cash from working capital changes and lower operating cash flows due to the Groupe Novasep divestiture.

Investing Activities.   Net cash (used in) provided by investing activities was $(295.5) million, $377.6 million and $(248.8) million in 2008, 2007 and 2006, respectively. Net cash used in investing activities for the year ended December 31, 2008 included the acquisitions of Holliday Pigments, Nalco’s Finishing Technologies business and other acquisitions in 2008 and increased capital expenditures. This was partially offset by the sale proceeds from the sale of the pool and spa chemicals business in the fourth quarter of 2008 and funds received related to the claim settlement between the Company and GEA Group in the first quarter of 2008.  See Note 7, “Goodwill,” for further details.  Net cash provided by investing activities for the year ended December 31, 2007 increased primarily due to proceeds received from the sale of the Electronics business, the sale of the Groupe Novasep segment and the formation of the Viance, LLC joint venture. This was partially offset by acquisitions made in 2007, including the acquisition of the global color pigments business of Elementis plc in August 2007, and higher capital expenditures. Net cash used for investing activities for the year ended December 31, 2006 was primarily comprised of capital expenditures and acquisitions. Net cash used for acquisitions in 2006 was related to businesses acquired in our Advanced Ceramics and Specialty Compounds segments.

Financing Activities.   Net cash provided by (used in) financing activities was $104.7 million, $(411.8) million and $(102.7) million in 2008, 2007 and 2006, respectively.  For the year ended December 31, 2008, net cash provided by financing activities included $362.5 million related to the financing of the Titanium Dioxide Pigments venture, partially offset by the payment of assumed debt to the minority shareholder of the Titanium Dioxide Pigments venture of $141.4 million. For the year ended December 31, 2007, net cash used in financing activities included the redemption of our 10 5/8% Senior Subordinated Notes that were due in 2011 in the aggregate principal amount of $273.4 million and related redemption premiums of $14.5 million. For the year ended December 31, 2006, net cash used in financing activities was primarily comprised of scheduled debt payments for long-term debt.

Liquidity

Our primary source of liquidity has been and will continue to be cash generated from the operations of our subsidiaries. Events that occurred in 2008 that had an impact on our liquidity include:

•                  In March 2008, we received €18.8 million ($29.1 million) from GEA Group and GEA North America for the settlement of all existing and future non-tax related claims resulting from the sale and purchase agreement entered into in connection with the Dynamit Nobel Acquisition in April 2004.

•                  In the third quarter of 2008, we acquired Holliday Pigments for approximately €46.0 million ($68.6 million using an August 11, 2008 exchange rate of €1.00 = $1.4909) and Nalco’s Finishing Technologies business for approximately $75.0 million.

•                  In September 2008, we completed the Titanium Dioxide Pigments venture with Kemira. The venture’s acquisition of the shares of the Rockwood and Kemira entities was facilitated by the borrowings under a term loan of €250.0 million ($362.5 million using a September 3, 2008 exchange rate of €1.00 = $1.4498).  The venture made a payment of €97.5 million ($141.4 million using a September 3, 2008 exchange rate) to the venture’s minority shareholder.

•                  In October 2008, we sold the pool and spa chemicals business and received net cash proceeds of $122.0 million.

Our primary liquidity requirements are working capital, debt service, capital expenditures and acquisitions. Our debt service requirements and other contractual obligations and commitments over the next several years are significant and are substantially higher than historical amounts.  We believe that based on current conditions in our industry and markets, our cash reserves, cash flows from operations and borrowings available under our revolving credit facility will be adequate sources of liquidity for the remainder of 2009. However, a prolonged economic downturn or recession may have a material adverse impact on our results of operations, cash flows from operations and our liquidity. If our operating results deteriorate, we may need to use some or all of our available cash to reduce our leverage in order to comply with the leverage ratios in our debt agreements. If these sources are insufficient to fund our liquidity needs, we may need to use other means available to us, such as reduce or delay capital expenditures or take other cost cutting measures or seek additional sources of capital. In addition, any future major acquisitions, business combinations or other such events may require us to seek additional capital resources, such as through additional borrowings, equity issuances or other sources, to satisfy our liquidity needs.  The recent unprecedented adverse conditions in the global capital and credit markets may limit our ability to secure capital or obtain it on terms and conditions that are acceptable to us.  We cannot predict with any certainty the impact of this or any further disruption in these markets or our ability to access these markets in the future. See Item 1, “Business,” and Item 1A, “Risk Factors.”

In addition, our liquidity may be negatively impacted due to funding obligations related to certain pension plans. We have several pension plans located in Germany, Finland, the United Kingdom and the United States, which have been adversely impacted by market conditions. For example, based upon recent investment performance of pension assets in a pension plan covering the majority of our German employees, we may have to increase funding and/or make a significant payment to the plan via a one-time payment and/or long-term funding arrangement. However, this could change significantly based on the investment performance of the pension plan and the future performance of the pension plan assets. Any further deterioration of the capital markets or returns available in such markets may materially and adversely impact our pension plan assets and increase our funding obligations for one or more of these plans and adversely impact our liquidity. We cannot predict the impact of this or any further market disruption on our pension funding obligations.

As of December 31, 2008, we had actual total indebtedness of $2,811.2 million. The revolving credit facility under the senior secured credit facilities provided for additional borrowings of up to $225.2 million as of December 31, 2008. There were no outstanding borrowings under this revolving credit facility as of December 31, 2008. The revolving credit facility under the Titanium Dioxide Pigments venture facility provided for additional borrowings of up to €30.0 million ($41.9 million). As of December 31, 2008, there were no outstanding borrowings under this revolving credit facility.

As of December 31, 2008, we had cash and cash equivalents of $468.7 million from several sources, including cash from operations and the net cash proceeds received from the sale of the Electronics business in December 2007 and pool and spa chemicals business in October 2008, less cash used for certain selective acquisitions.

Senior secured credit facilities.   The senior secured credit facilities, as amended, consist of:

•                  tranche A-1 term loans in an aggregate principal amount of €22.8 million ($31.9 million) and tranche A-2 term loans in an aggregate principal amount of €99.4 million ($138.9 million), each maturing on July 30, 2011 and bearing interest at EURIBOR plus 1.75%;

•                  tranche E term loans in an aggregate principal amount of $1,104.9 million, maturing on July 30, 2012 and bearing interest at the Company’s option of either (i)  LIBOR plus 1.50% or (ii) ABR plus 0.75%. For the year ended December 31, 2008, we have elected to use option (i)  LIBOR plus 1.50%;

•                  tranche G term loans in an aggregate principal amount of €265.2 million ($370.5 million) maturing on July 30, 2012 and bearing interest of EURIBOR plus 1.75%; and

•                  a revolving credit facility in an aggregate principal amount of $250.0 million maturing on July 30, 2010, bearing interest at the Company’s option of either (i)  LIBOR plus 1.75% or (ii) ABR plus 1.00%. As of December 31, 2008, we had no borrowings outstanding under this facility and had outstanding letters of credit of $24.8 million that reduced our availability under the credit facility.

In each case, the interest rates are subject to step-downs determined by reference to a performance test. LIBOR is the London inter-bank offered rate. ABR is the alternate base rate, which is the highest of Credit Suisse’s prime rate and the federal funds effective rate plus 0.5%. Tranche A-1 and A-2 term loans are payable in January and July of each year at escalating percentages of the original principal amount. Tranche E and tranche G term loans are payable in January and July of each year at amounts equal to 0.5% of the principal amount of the former tranche D term loans and tranche F term loans, respectively, with the remainder due at the final maturity date.

The borrowings of our indirect, wholly-owned subsidiaries, Rockwood Specialties Group, Inc. and Rockwood Specialties Limited under the senior secured credit facilities are guaranteed and secured by assets and pledges of capital stock.

In addition to the financial covenants described below under “Covenant Compliance,” the Company’s senior secured credit facilities contain various affirmative and restrictive covenants. The restrictive covenants limit our ability to, among other things, incur indebtedness and other liabilities; create liens; merge or consolidate; dispose of assets; make investments; pay dividends and make payments to shareholders; make payments on certain indebtedness or to amend documents related to certain indebtedness and to enter into sale leaseback transactions. In connection with the fourth amendment of our senior secured credit agreement, substantially all of the baskets relating to the above restrictions were reset.

Covenant compliance.   In addition to the affirmative and restrictive covenants, the senior secured credit agreement contains the following financial covenants that are determined based on our Adjusted EBITDA (including certain adjustments for acquisitions and synergies), which reflects management’s interpretations thereof:

•                  a leverage ratio: for the twelve-month period ended December 31, 2008, net debt (total debt plus capital lease obligations, minus cash up to a maximum of $100.0 million) to Adjusted EBITDA must be less than 4.50 to 1; for such period, our ratio equaled 3.97 to 1; and

•                  an interest coverage ratio: for the twelve-month period ended December 31, 2008, Adjusted EBITDA to cash interest expense (interest expense, net excluding deferred debt issuance cost amortization and the movements in the mark-to market value of our interest rate and cross-currency interest rate derivatives) must be at least 1.95 to 1; for such period, our ratio equaled 4.28 to 1.

Effective January 1, 2009, our leverage ratio must be 4.25 to 1 under the terms of our credit agreement. These covenants are material terms of the senior secured credit agreement. Non-compliance with these covenants or other covenants could result in a default under the senior secured credit agreement and the lenders could elect to declare all amounts borrowed immediately due and payable. Any such acceleration would also result in a default under the indenture governing the 2014 Notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  The senior secured credit agreement contains a cross default provision for indebtedness in excess of $30.0 million; therefore, a default under the indenture governing the 2014 Notes, the Titanium Dioxide Pigments term loans or other indebtedness may cause the lenders to declare the principal and interest on the then outstanding senior secured credit facilities immediately due and payable.

As discussed above, the leverage ratio under the senior secured credit agreement must be less than 4.25 to 1 effective January 1, 2009, with no further reductions thereafter.  We may use available cash in excess of $100.0 million to pay down debt at any time in order to reduce this leverage ratio.  As of December 31, 2008, we had cash and cash equivalents of $468.7 million.

See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Definitions of Adjusted EBITDA,” for a discussion of the definition of Adjusted EBITDA used in calculating our financial covenants.

We were in compliance with the above covenants as of December 31, 2008 and 2007.

2014 Notes.   The 2014 Notes have an aggregate principal amount of €364.0 million ($508.5 million) in the case of the Euro notes and $200.0 million in the case of the U.S. Dollar notes, and mature on November 15, 2014. Interest on the 2014 Notes is payable semi-annually on May 15 and November 15. Interest on the 2014 Notes accrues at the rate of 7.625% in the case of the Euro notes and 7.500% in the case of the U.S. Dollar notes. Certain of our domestic subsidiaries guarantee the 2014 Notes on a senior subordinated unsecured basis.  In the fourth quarter of 2008, we redeemed €11.0 million of our 2014 Notes at a discount and recorded a gain of $4.0 million.  We may use available cash to redeem additional 2014 Notes at any time to reduce our leverage ratio.

The 2014 Notes contain various affirmative and restrictive covenants. The restrictive covenants limit our ability, and the ability of our restricted subsidiaries, to, among other things, incur or guarantee additional indebtedness (as described below), pay dividends or make other equity distributions or repurchase capital stock, make investments or other restricted payments, create liens, transfer or sell assets, restrict dividends or other payments to us, engage in transactions with affiliates, and merge or consolidate with other companies or sell substantially all of our assets.

The indenture governing the 2014 Notes prohibits us from incurring additional debt, subject to certain permitted incurrences, unless the fixed charge coverage ratio, which is the ratio of Adjusted EBITDA (as defined therein excluding certain adjustments permitted under the senior secured credit agreement) to fixed charges (as defined therein), for the most recently ended four fiscal quarters is at least 2.00 to 1. In addition, the indenture prohibits us from making restricted payments (such as dividends or other equity distributions, repurchases of capital stock or restricted investments), subject to certain permitted payments, unless, among other things, the fixed charge coverage ratio for the most recently ended four fiscal quarters is at least 2.00 to 1. For the four-fiscal quarter period ended December 31, 2008, the fixed charge coverage ratio equaled 4.28 to 1. This covenant is a material term of the indenture governing the 2014 Notes.

Because the indenture governing the 2014 Notes defines an event of default to include, among other things, a default under any other debt obligation in excess of $35.0 million that could cause the acceleration of such obligation, any acceleration under the senior secured credit agreement or other debt agreement would also result in a default under the indenture governing these notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.

Titanium Dioxide Pigments venture term loans, revolving credit facility and assumed debt.   During June 2008, as amended in August 2008, the Titanium Dioxide Pigments venture entered into a facility agreement that provides for a term loan facility in an aggregate amount of €250.0 million ($349.3 million) and a revolving credit facility in an aggregate amount of €30.0 million ($41.9 million), both maturing on June 17, 2013. The Titanium Dioxide Pigments venture borrowed €250.0 million under the term loan facility.  In addition, the Titanium Dioxide Pigments venture has assumed debt of €24.2 million ($33.8 million) at December 31, 2008 from Kemira, primarily due to a defined benefit plan, at interest rates ranging from 3.75% to 5.00%.  As of December 31, 2008, there were no outstanding borrowings under the revolving credit facility.

The loans are secured by the assets of the venture. In the event that either Kemira’s or Rockwood’s ownership interest changes, any lender may cancel its commitment and demand repayment of its respective portion of the loans, including accrued and unpaid interest.  The facility agreement contains customary events of default, subject to remedy periods, thresholds and exceptions. Upon the occurrence of an event of default under the facility agreement, the lenders can terminate the commitments and declare all amounts, including accrued and unpaid interest, to be due and payable.

The interest rate on the loans is EURIBOR (or LIBOR if the currency is in USD) plus 3%, subject to a step down determined by reference to a leverage ratio test. The term loan shall be repaid in installments over a five-year period from the date of the facility agreement, with payments commencing twelve months from such date; both loans may be repaid in advance without penalty.

The facility agreement contains affirmative and restrictive covenants, subject to certain thresholds and exceptions. The restrictive covenants limit the venture’s ability to undertake certain actions, including but not limited to acquiring or disposing of assets, creating liens on assets, entering into a merger or corporate restructuring, and incurring additional indebtedness. These covenants are calculated in accordance with International Financial Reporting Standards and are based solely on the results of the venture. In addition, the facility agreement requires the venture to meet certain financial covenants, including:

•                  A leverage coverage ratio: for the twelve-month period ended December 31, 2008, net debt to EBITDA, subject to certain adjustments, (which is substantially similar to the definition of Adjusted EBITDA in our senior secured credit agreement) must be less than 4.00 to 1: for such period, our ratio equaled 3.38 to 1;

•                  An interest coverage ratio: EBITDA, subject to certain adjustments, (which is substantially similar to the definition of Adjusted EBITDA in our senior secured credit agreement) to cash interest expense (net of interest income), must be greater than 2.75 to 1: for such period, our ratio equaled 3.46 to 1; and

•                  Cash flow coverage ratio: cash generated for financing activities (EBITDA, subject to certain adjustments, less working capital changes, capital expenditures and interest) to debt service (interest expense and amortization of debt) must be greater than 1.00: for such period, our ratio equaled 1.58 to 1.

As discussed above, the leverage ratio under the facility agreement must be less than 4.00 to 1.  We may use available cash to pay down debt at any time in order to reduce this leverage ratio.

We were in compliance with the above covenants as of December 31, 2008.

Given our use of Adjusted EBITDA (see “Special Note Regarding Non-GAAP Financial Measures” for the definition of Adjusted EBITDA and management’s uses of Adjusted EBITDA) as a liquidity measure, the following table presents a reconciliation of net cash provided by operating activities to Adjusted EBITDA:

	Year ended December 31,
($ in millions)	2008	2007	2006
Net cash provided by operating activities from continuing operations	$284.6	$330.2	$246.2
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions	96.8	50.8	20.6
Current portion of income tax provision	40.6	33.3	24.9
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses/gains on derivatives	164.0	166.4	195.1
Restructuring and other severance costs (a)	35.3	12.0	5.3
Systems/organization establishment expenses	12.9	4.2	10.7
Acquisition and disposal costs	1.7	2.3	1.9
Inventory write-up charges	6.9	5.7	1.1
Refinancing expenses	—	0.9	—
Bad debt provision	(3.4)	1.3	0.1
Gain on sale of assets and other	(2.4)	(4.7)	(0.3)
Other	1.9	—	0.3
Total Adjusted EBITDA (b)	$638.9	$602.4	$505.9

(a)                Includes inventory write-downs of $0.4 million recorded in cost of products sold for the year ended December 31, 2006.

(b)               This amount does not include $1.8 million and $68.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the former Groupe Novasep segment which was sold in January 2007; $37.6 million and $35.3 million for the years ended December 31, 2007 and 2006, respectively, of Adjusted EBITDA from the Electronics segment sold in December 2007; and $5.4 million, $12.0 million and $12.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, of Adjusted EBITDA from the pool and spa chemicals business sold in October 2008.

Contractual Obligations

The following table details Rockwood’s fixed contractual cash obligations as of December 31, 2008:

		Less than	2-3	4-5	After
($ in millions)	Total	1 year	Years	Years	5 years
Debt, including current portion (a)	$3,489.6	$242.6	$525.5	$1,890.6	$830.9
Operating leases	64.0	17.3	23.5	11.7	11.5
Purchase obligations (b)	498.2	227.2	153.4	33.7	83.9
Total (c) (d)	$4,051.8	$487.1	$702.4	$1,936.0	$926.3

(a)                Amounts represent the expected principal payments of our long-term debt, including capital leases, and do not include any fair value adjustments or bond premiums or discounts. This amount also includes estimated scheduled cash interest payments totaling $678.4 million. A portion of the debt balance outstanding as of December 31, 2008 contained a variable interest rate component. Therefore, interest was calculated on this portion based upon the average of the rates in effect as of December 31, 2008. See Note 9, “Long-Term Debt.”

(b)               Purchase obligations consist of agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(c)                Statutory minimum funding requirements for 2008 for defined benefit pension plans are not included as such amounts have not been determined. For 2009, the Company expects to make contributions of approximately $9.5 million to pension trusts and $18.4 million directly to plan participants as benefit payments. Future contributions, including additional payments that may be required as a result of investment performance of pension assets, are not included, as they are not fixed either as to timing or amount. See Note 13, “Employee Benefit Plans,” for further details.

(d)               Obligations relating to eventual settlement of derivative contracts are not included as the timing and amounts are not fixed. These contracts are marked to market with the related liabilities or assets depending on the mark to market position. At December 31, 2008, the mark to market position of obligations relating to derivative contracts was a liability and was recorded in “Other Liabilities” in the Consolidated Balance Sheet.

Liabilities for unrecognized tax benefits in the amount of $29.8 million related to Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, are excluded from the Contractual Obligations table as we are unable to make a reasonably reliable estimate of the period of cash settlement with the respective taxing authorities. Liabilities for these unrecognized tax benefits are classified as non-current income tax liabilities (other liabilities) unless expected to be paid in one year.

Capital Expenditures

Rockwood’s capital expenditures in 2008 consisted primarily of replacements of worn, obsolete or damaged equipment as well as investments in new equipment.  For the year ended December 31, 2008, capital expenditures, excluding capital leases, were $224.0 million. For 2009, we expect capital expenditures to be below 2008 levels. For the years ended December 31, 2007 and 2006, our capital expenditures, excluding capital leases, amounted to $193.2 million and $165.1 million, respectively.

We may incur future costs for capital improvements and general compliance under Safety, Health and Environmental (“SHE”) laws. For the year ended December 31, 2008, our capital expenditures for SHE matters totaled approximately $28.1 million, excluding costs to maintain and repair pollution control equipment. For 2009, we estimate capital expenditures for compliance with SHE laws to be at similar levels; however, because capital expenditures for these matters are subject to changes in and new SHE laws, we cannot provide assurance that our recent expenditures will be indicative of future amounts required to comply with these laws including the EU’s Registration, Evaluation and Authorization of Chemicals (“REACH”) legislation. See Note 19, “Commitments and Contingencies,” “Regulatory Developments” for a discussion of REACH.  We are applying our capital discipline and stringent controls to reduce our future capital expenditures.

Foreign currency related transactions

As of December 31, 2008, $1,493.8 million of the debt outstanding is denominated in euros. See Item 7A, “Quantitative and Qualitative Disclosures about Market Risk.”

Off-Balance Sheet Arrangements

In the normal course of business, the Company incurs obligations which include guarantees related to contract completion, regulatory compliance and product performance. Under certain circumstances, these obligations are supported through the issuance of letters of credit and other bank guarantees. As of December 31, 2008, the Company had approximately $58.2 million of letters of credit and other bank guarantees, of which $25.8 million will expire in 2009 through 2012. The remaining guarantees have no specified expiration date. This amount includes outstanding letters of credit of $24.8 million that reduced our availability under the senior secured credit facility. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows as the Company anticipates fulfilling its performance obligations.

Commitments and Contingencies

See Note 19, “Commitments and Contingencies,” for a discussion of the Company’s Commitments and Contingencies.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. These estimates include assessing, among other things:

•                  the fair values of assets acquired and liabilities assumed in business combinations;

•                  the use and recoverability of inventory;

•                  the valuation of deferred tax assets;

•                  the amount of unrecognized tax benefits in accordance with FIN 48;

•                  impairment of goodwill, property, plant and equipment and other intangible assets; and

•                  the useful lives of tangible and intangible assets.

We evaluate our estimates on an ongoing basis, based on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

See Note 1, “Description of Business and Summary of Significant Accounting Policies,” for a summary of our significant accounting policies. We believe the following to be the most critical accounting policies and estimates affecting preparation of our consolidated financial statements:

Revenue Recognition.   We recognize revenue when the earnings process is complete. Product sales are recognized when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred and collectibility is reasonably assured. We believe that we have adequate credit granting procedures in place and operating effectively so that collectibility is reasonably assured. We have a low incidence of uncollectible accounts. Additionally, credit insurance is purchased at times by certain of our businesses, particularly in Europe, to protect against collection risk. Accruals are made for sales returns based on our experience and for other allowances based on the terms of allowance programs put in place. Although we believe that sufficient experience and history exists to make reasonable estimates as to such accruals and allowances, actual results can differ depending on market conditions.

Impairment Accounting.   The recoverability of goodwill is reviewed on an annual basis during the fourth quarter. Additionally, the recoverability of goodwill, long-lived tangible, and other intangible assets is reviewed when events or changes in circumstances occur indicating that the carrying value of the assets may not be recoverable.  In accordance with paragraph 30 of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, we have determined that our reporting units for our goodwill impairment review are our operating segments or components of an operating segment that constitute a business for which discrete financial information is available and for which segment management regularly reviews the operating results.  Based on this analysis, we have identified nine reporting units within our reportable segments.

SFAS No. 142 prescribes a two-step method for determining goodwill impairment.  In the first step, we determine the fair value of each reporting unit (as discussed in the following sentence) and compare that fair value to the carrying value of such reporting unit.  This begins with our estimating the fair value of each reporting unit, which we derive from peer multiples.  Specifically, we base our estimate of the fair value of such reporting unit on an industry metric that is the ratio of enterprise value (“EV”, which is commonly defined as market capitalization, plus long-term debt, less cash) to Adjusted EBITDA of the relevant benchmark peer companies and groups; we refer to this as the peer multiple approach.  The peer companies are typically based upon the competitors disclosed in Item 1, “Business” for each of our reporting units.  We use EV multiples to the last twelve months Adjusted EBITDA and to the next fiscal year Adjusted EBITDA. We then multiply this ratio by the Adjusted EBITDA for the recently completed year and the budgeted Adjusted EBITDA for the upcoming year of such reporting unit and compare it to the carrying value of such reporting unit.  If the product of such peer multiple and reporting unit’s Adjusted EBITDA is less than such carrying value, it may be an indication of an impairment. If our initial review indicates there may be an impairment, we perform a review based on expected future cash flows; we refer to this as the discounted cash flow approach.  For the discounted cash flow approach, the Company makes certain assumptions about, among other things, estimates of future cash flows, including growth rates, price increases, capital expenditures, the benefits of recent acquisitions and expected synergies, and an appropriate discount rate.  If the results of the peer multiple approach and the discounted cash flow approach differ materially, we would review the relevant facts and circumstances and make a qualitative assessment to determine the proper weighting.  If the results of the first step indicate the carrying amount of a reporting unit is higher than its fair value, the second step must be performed.  Specifically, SFAS No. 142 prescribes that the Company determine the implied fair value of goodwill in the same manner as if the Company had acquired those reporting units.  In the second step, the potential impairment is computed by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of goodwill.  If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.  If necessary, we may consult with valuation specialists to assist with our goodwill impairment review.

In the fourth quarter of 2008, we tested the recoverability of goodwill as part of our annual review.  In connection with the determination of fair value of the reporting units, we made significant estimates and assumptions with respect to those reporting units and engaged independent valuation specialists to assist with this review. The first step of our review indicated that the fair values of our Color Pigments and Services, Timber Treatment Chemicals, Clay-based Additives, Titanium Dioxide Pigments, Specialty Compounds and Rubber Chemicals reporting units were less than their carrying values.  Accordingly, we were required to complete the second step of the impairment review.  To compute the amount of the impairment, SFAS No. 142 prescribes that the Company determine the implied fair value of goodwill in the same manner as if the Company had acquired those reporting units.  Specifically, the Company allocated the fair value of the reporting units to all of the assets, including any unrecognized intangible assets, and liabilities of that unit, including any unrecognized intangible assets, in a hypothetical calculation that would yield the implied fair value of goodwill.  The impairment loss is measured as the difference between the book value of the goodwill and the implied fair value of the goodwill computed in step two.  Based on the results of the second step of the impairment review, we determined and recorded goodwill impairment charges in our Color Pigments and Services business ($293.2 million), Timber Treatment Chemicals business ($88.3 million) and Clay-based Additives business ($75.1 million) within our Performance Additives segment; Titanium Dioxide Pigments segment ($247.7 million); and Specialty Compounds segment, including our Rubber Chemicals business ($105.2 million).  The goodwill impairment charges were attributed to the significant drop in global stock valuations, the substantial reduction in the market valuation of Rockwood and comparable companies, and the continuing negative global economic and market outlook.  In particular, the downturn in the construction industry has had a negative impact on a number of our businesses.

These calculations are based on inherent assumptions and estimates about future cash flows and appropriate benchmark peer companies or groups. Subsequent changes in these assumptions could result in future impairment. Although we consistently use the same methods in developing the assumptions and estimates underlying the fair value calculations, such estimates are uncertain by nature and can vary from actual results.  For example, if the Company had applied a 10% reduction in the peer multiples of the reporting units that were not impaired in 2008, there may have been an additional potential goodwill impairment in two of our reporting units. If the Company had applied a 10% reduction in all peer multiples for all reporting units in 2007 and 2006, no potential goodwill impairment would exist at any of our reporting units, except for one reporting unit for which there may have been a potential impairment. As noted above, if we had discovered such a potential impairment, we might have expanded the review to prepare more detailed estimates of future cash flows in subsequent years, which might have resulted in a different impairment assessment.

Prior to completing the assessment of goodwill for impairment during the fourth quarter of 2008, we performed a recoverability test of certain long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result, we concluded that there was no impairment of those assets in the fourth quarter of 2008.

During the fourth quarter of 2006, management performed an impairment review of a business within the Fine Chemicals division of the Specialty Chemicals segment due to poor profitability. Based on this review, an impairment charge of $2.2 million was recorded to write-down the full value of machinery and equipment.

Business Combinations.   We account for business combinations using the purchase method of accounting as required by SFAS No. 141, Business Combinations. Under the purchase method of accounting, we are required to allocate the purchase price to the estimated fair value of assets acquired and liabilities assumed. Examples of material estimates from our previous acquisitions are:

•                  The fair values of work-in-process and finished goods inventories are estimated based on selling price less selling profit. The calculation of selling profit requires a judgment on the relative margins derived from manufacturing vs. marketing efforts.

•                  The fair value of property, plant and equipment can be estimated by a variety of methods taking into account market values, replacement cost, and remaining useful life. Although market value and replacement cost is sometimes readily obtainable, often this requires judgment, as does determining the estimated remaining useful life. When we believe that property, plant and equipment acquired will be material to our overall balance sheet, or that fair value might represent a significant difference from the historical cost (net of accumulated depreciation) of such assets, we have engaged an independent appraiser to assist us on such estimates, as we have done in our recent acquisitions. However, it is not uncommon for appraisers to differ on the valuation of items (such as manufacturing equipment) where a ready secondary market does not exist.

•                  The fair value of identifiable intangible assets such as patents and other intellectual property, customer lists, and trademarks, can be estimated by discounted cash flow and return on royalties. The process utilized to identify intangible assets is consistent with the requirements of SFAS No. 141. When considered material, we have engaged an independent appraiser to assist us in the identification of intangible assets acquired, valuation of such assets and determination of the estimated useful life. An independent appraiser, with management’s oversight and input, is required to make judgments and estimates that could cause such appraisals to differ from those of other appraisal experts.

•                  In order to determine the fair value of intangible assets and other long term assets, a discount rate and royalty rate is determined in conjunction with our independent appraiser. The royalty rate is based on professional judgment taking into consideration the type of product, market and perceived strength. The discount rate and royalty rate has a material impact on the determination of the fair value.

•                  Purchase accounting often involves the same critical estimates that are required in our ordinary course of business including estimates of deferred tax assets or liabilities, pension liabilities, restructuring liabilities and legal and environmental reserves.

Goodwill is an intangible asset that represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed. While goodwill itself does not represent an estimate, under SFAS No. 141 we must assign goodwill to one or more reporting units. Allocation of goodwill to reporting units requires judgments about the relative fair values of reporting units including the fair value of their identifiable assets and estimates as to the present value of future cash flows expected from the reporting units as adjusted by weighted average and or risk-adjusted costs of capital. Goodwill is assessed for impairment at least annually.

Some of our business combinations have complex terms that may result in conflicting claims between buyer and seller concerning the purchase price itself. Management is required to assess the probability and amount (or range of amounts) of such claims, and, where possible, determine the most likely amount due.

Legal Matters.   We are involved in various legal proceedings, including commercial, product liability, intellectual property and environmental matters, of a nature that can be expected in our business. It is our policy to accrue for amounts related to these matters in accordance with SFAS No. 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. The probability that a contingent liability has been incurred is regularly assessed by our legal staff, based on periodic reviews of available facts and circumstances for our legal matters, with senior operating and finance management both at the business accountable for the potential liability and at our corporate offices. This is supplemented where applicable by consultation with outside counsel. We do not believe it is informative to quantify past experience at assessing probability or estimating exposure since material matters of this nature at Rockwood often represent unique situations with little applicability to the assessment of probability or estimation of potential liability regarding other legal matters. It is our policy to disclose such matters when there is at least a reasonable possibility that a loss may have been incurred.

Environmental Matters.   We accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized, and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. As such, it can be extremely difficult to accurately estimate such costs. We do not include anticipated recoveries from insurance carriers or other third parties in our accruals for environmental liabilities.

We have estimated and established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs. On a consolidated basis, we have accrued approximately $55.1 million for known environmental liabilities as of December 31, 2008. Given that these obligations may be paid/relieved over extended time periods (30 years in some cases), charges or credits to operations may be required as information is gathered and estimates refined.

We have evaluated our total environmental exposure based on currently available data and believe that such environmental matters will not have a material adverse impact on our financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period. See Note 19, “Commitments and Contingencies.”

Restructuring.   We record restructuring charges from time to time that represent expenses incurred in connection with consolidations and cessations of certain of our operations as well as headcount reduction programs. These charges consist primarily of write-offs of surplus assets and severance costs. These charges are based on various factors including the employee’s length of service, contract provisions, salary levels and local governmental legislation. At the time a related charge is recorded, we calculate our best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

For example, we have accrued liabilities of $18.9 million as of December 31, 2008 to cover restructuring liabilities for employee severance, facility closure and relocation costs. The portion of this accrued liability that was recorded as part of purchase accounting is not charged to operations, but was recorded as part of goodwill. In the event that our estimates of such costs are too low, an additional charge to operations would be required.

Income Taxes.

Valuation Allowance - We record valuation allowances to reduce our deferred tax assets to the amount that is more likely than not to be realized based on available evidence weighted toward evidence that is objectively verifiable. If we were to determine that we would be able to realize deferred tax assets in the future in excess of our net recorded amount, an adjustment to the net deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our recorded net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income in the period such determination was made.

We have cumulative net operating loss carry forwards in the U.S., China and other jurisdictions for which we have reserved. The valuation allowance also includes certain states in the U.S. as we have concluded realizability of these net operating loss carry forwards is not more likely than not. We have not recorded valuation allowances on a significant portion of our German net operating loss carry forwards as we have considered positive evidence such as forecasted future taxable income based on historical taxable income adjusted for charges which are not indicative of future operations and as the carry forward period is indefinite.

SFAS No. 109, Accounting for Income Taxes, paragraph 105, “requires consideration of future taxable income and other available evidence when assessing the need for a valuation allowance.” Various assumptions and strategies (including elections for tax purposes) are implicit in estimates of forecasted future taxable income.

We believe that, in situations in which future realization of deferred tax assets is dependent on taxable income from future operations, SFAS No. 109 requires the relative significance of cumulative losses be addressed within the guidance provided in paragraphs 24 and 103. Accordingly, in assessing the realization of U.S. jurisdiction net operating loss carry forwards for the years ended December 31, 2008, 2007 and 2006, and, considering future taxable income, we have identified the key elements of both positive and negative evidence and evaluated such evidence by applying the guidance provided by paragraphs 24 and 103 of SFAS No. 109.

The worldwide valuation allowance decreased by $15.2 million to $84.7 million at December 31, 2008. Of this amount, $42.1 million was a charge to income tax expense, $16.3 million represents a decrease to other comprehensive income, $35.4 million was reversed primarily as a result of the reduction in U.S. deferred tax assets due to the sale of the pool and spa chemicals business and $2.8 million represents a decrease recorded to goodwill. The remainder related to foreign currency translation adjustments and other balance sheet items.

As of December 31, 2008, we had three years of net cumulative losses in the U.K.  As such, we evaluated the realizability of the net deferred tax assets of $13.4 million related to our U.K. entities. For any specific jurisdiction where a history of three years of cumulative losses has occurred or where there has been a substantial change in the business (e.g., a major acquisition or divestiture), the Company’s policy is to determine its need for a valuation allowance on deferred tax assets, if any, by calculating an average steady-state normalized taxable income amount over the last three years, adjusted for acquisitions or divestitures if necessary. The steady-state calculation includes management assumptions that relate to the appropriateness of certain items, such as, including permanent cost savings which have been/are being implemented and excluding one-time items.

In accordance with this policy, we calculated the average annual income before taxes in the U.K. on a steady-state normalized basis.  We continue to be profitable on a normalized basis. We additionally considered the nature of the U.K. net deferred tax assets which includes unused tax depreciation (“capital allowances” in the U.K.). Under U.K. law, this tax attribute can be utilized indefinitely. Accordingly, we concluded that given the level of profitability and given their unlimited life, these assets should more likely than not be realizable as of December 31, 2008 in the U.K. and therefore no valuation allowance was recorded as of such date.

We are committed to buying and selling businesses within our portfolio of businesses as opportunities arise to enhance our overall results. We are committed to selling assets which are non-core and which would generate a taxable gain in the event of expiring U.S. Federal NOL’s.

During the first quarter of 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Under FIN 48, the impact of an uncertain income tax provision on the income tax return must be recognized as the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority.  An uncertain income tax provision will not be recognized if it has less than a 50% likelihood of being sustained.

The Company is subject to taxation in the U.S., various states, and foreign jurisdictions. As part of the adoption of FIN 48, we evaluated all tax positions taken including the existing tax liabilities recorded in accordance with SFAS No. 5, Accounting for Contingencies, and evaluated whether such tax positions would more-likely-than-not be sustained upon examination, based on the technical merits of the position.  If the position met the more-likely-than-not threshold test, we estimated the amount of the benefit that would be more than 50% likely to be sustained upon ultimate settlement.  The estimate includes management’s judgment of the amounts and probabilities of outcomes that could be realized upon ultimate settlement, taking into account all facts, circumstances, and information available at the reporting date.

Although we have a full valuation allowance on the U.S. net deferred tax assets and certain U.S. states, in accordance with FIN 48, we have evaluated the U.S. positions as well as foreign positions. Liabilities associated with positions taken as part of purchase accounting have been recorded as part of goodwill. Based on our year-end analysis, we have recorded unrecognized tax benefits of $48.0 million on a gross basis.  The ultimate settlement of this liability is subject to tax audits or the expiration of the statute of limitations.  As such, actual results will differ from our estimates.

In accordance with our policy, we have offset the gross FIN 48 liability in respect of our uncertain tax positions against deferred taxes where settlement of such liability would reduce tax loss carry forwards. On a net basis, we have recorded unrecognized tax benefits of $29.8 million as of December 31, 2008.

To the extent that the provision for income taxes increases/decreases by 1% of income before taxes, consolidated net income would have declined/improved by $7.4 million in 2008.

Stock-Based Compensation.  We have a stock-based compensation plan which includes stock options, restricted stock and other stock-based awards. See Note 1, “Description of Business and Summary of Significant Accounting Policies,” and Note 12, “Stock-Based Compensation,” for a complete discussion of our stock-based compensation programs. In accordance with SFAS No. 123R,  Share-Based Payment , we record stock-compensation expense associated with our equity awards. The accounting for stock compensation is a critical accounting estimate, which requires judgments and assumptions that have an impact on our financial statements.

The fair value of our stock options are estimated on the date of grant using the Black-Scholes option pricing model, which includes assumptions of expected term, expected volatility and risk-free rates. Changes in these assumptions can affect the fair value estimate. The fair value of our performance restricted stock units is estimated on the date of grant based on the closing market price of our stock. These performance-based equity awards require management to make assumptions regarding the likelihood of achieving company-performance goals, which in turn impacts our compensation expense.  In addition, SFAS No. 123R requires the recognition of expense only for awards that will eventually vest.  This requires pre-vesting forfeitures to be estimated at the time of grant and modified, if necessary, if actual forfeitures differ from estimated forfeitures.  Our forfeiture rates are based upon historical share-based equity award cancellations.

We do not believe there is a reasonable likelihood there will be a material change in the future estimates or assumptions we use to determine stock-based compensation expense.  However, if actual results are not consistent with our estimates and assumptions, we may be exposed to changes in stock-based compensation expense. A 10% change in our stock-based compensation expense for the year ended December 31, 2008, would have affected net income by approximately $0.4 million for the year ended December 31, 2008.

Pensions, Postemployment and Postretirement Costs. In connection with prior year acquisitions, particularly the KKR and Dynamit Nobel acquisition, Rockwood assumed responsibility for the pension and postretirement benefits for substantially all of the employees of the businesses acquired that were active as of the date of the acquisition. For the KKR acquisition, obligations related to retired and terminated vested employees as of such date remained the responsibility of the seller, and accordingly, these obligations are not reflected in our consolidated financial statements. Defined benefit costs and liabilities have been determined in accordance with SFAS No. 87, Employers’ Accounting for Pensions  and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132 (R).  Postretirement benefit costs and liabilities have been determined in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions  and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132 (R).  Postemployment benefit costs and liabilities have been determined in accordance with SFAS

No. 112, Employers’ Accounting for Postemployment Benefits.

The measurement of our pension obligations, costs and liabilities is dependent on a variety of assumptions used by our actuaries. These assumptions include estimates of the present value of projected future pension payments to all plan participants, with consideration to the likelihood of potential future events such as salary increases (due to marketplace conditions and/or inflation) and demographic experience (such as retirement and mortality rates). These assumptions may have an effect on the amount and timing of future contributions or benefit payments. For funded plans, the plan trustee obtains an independent valuation of the fair value of pension plan assets and prepares estimates of expected returns based on target asset allocations multiplied by current marketplace rates of return for comparable assets. We base the discount rate assumption on investment yields available at year-end on AA-rated corporate long-term bonds. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and therefore are likely to affect our recognized expense in those periods. We cannot predict these bond yields or investment returns and therefore cannot reasonably estimate whether adjustments to our stockholders’ equity for minimum pension liability in subsequent years will be significant.

Estimated sensitivity of our pension funded status and stockholders’ equity and annual pension expense to a 0.25% increase/decrease in the discount rate assumption is shown below as of and for the year ended December 31, 2008. The estimates were based on inquiries of the actuaries of plans representing approximately 85% of our global pension obligations as of December 31, 2008. Remaining plans are assumed to have similar sensitivities. The December 31, 2008 funded status and stockholders’ equity are affected by assumptions as of December 31, 2008 while 2008 annual pension expense is affected by December 31, 2007 assumptions:

	As of December 31, 2008
($ in millions)	U.S. Plans	Non-U.S. Plans		2008 Pension
Impact of a Change in Discount Rate	Funded Status	Funded Status	Equity	Expense
+25 basis points	$1.1	$17.4	$(18.5)	$(0.3)
-25 basis points	(1.1)	(18.3)	19.4	0.1

As shown above, changes in the discount rate can have a significant effect on the funded status of our pension plans and stockholders’ equity. As noted above, the funded status and stockholders’ equity of our funded plans might also be significantly affected by assumptions concerning expected return of plan assets. However, given that most of our pension obligations do not require funding, such sensitivity would be significantly less.

Useful lives of Plant and Equipment. We determine the estimated useful lives and related depreciation charges for our plant and equipment. Depreciation is determined using the straight-line method over the various asset classes. Estimated lives range from 20-30 years for buildings and improvements (including land improvements), 7-12 years for machinery and equipment, 3-5 years for furniture and fixtures and 14-50 years for mining rights. To the extent actual lives are less than previously estimated lives, we will increase our depreciation charge or will write-off or write-down obsolete assets.

To the extent that our plant and equipment actual useful lives differ from management’s estimates by 10%, consolidated net income would be an estimated $17.9 million higher/lower based upon 2008 results, depending upon whether the actual lives were longer/shorter, respectively, than the estimates.

Useful lives of Other Intangible Assets. We determine the estimated useful lives and related amortization charges for our other intangible assets. Other intangible assets primarily consist of patents and other intellectual property, trade names and trademarks, and customer relationships. Patents and other intellectual property are recorded at their estimated fair values at the time of acquisition and are being amortized over their estimated remaining useful lives, ranging from 4-20 years. Trade names and trademarks are being amortized from 18-25 years, customer relationships are amortized from 7-15 years and supply agreements are being amortized from 10-15 years. To the extent actual lives are less than previously estimated lives, we will increase our amortization charge or will write-off or write-down obsolete other intangible assets.

To the extent that the actual useful lives of our other intangible assets differ from management’s estimates by 10%, consolidated net income would be an estimated $8.0 million higher/lower based upon 2008 results, depending upon whether the actual lives were longer/shorter, respectively, than the estimates.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” section in Note 1, “Description of Business and Summary of Significant Accounting Policies,” for discussion of recent accounting pronouncements.

Quarterly Financial Information (Unaudited)

The following information has been reclassified to reflect the sale of our Groupe Novasep segment in January 2007, the sale of the Electronics business, excluding the European wafer reclaim business, in December 2007 and the sale of the pool and spa chemicals business in October 2008, that have been reported as discontinued operations for all periods presented.

	First	Second	Third	Fourth
($ in millions, except per share amounts)	Quarter	Quarter	Quarter	Quarter (a)
2008
Net sales	$843.8	$923.2	$880.8	$732.3
Gross profit	272.5	283.3	257.5	201.0

Amounts attributable to Rockwood Holdings, Inc.:
Income (loss) from continuing operations	$28.7	$75.6	$(4.8)	$(734.1)
(Loss) income from discontinued operations	(1.0)	2.4	1.5	0.4
Gain on sale of discontinued operations, net of tax	—	—	—	42.9
Net income (loss)	$27.7	$78.0	$(3.3)	$(690.8)

Basic earnings (loss) per share attributable to Rockwood Holdings, Inc.:
Basic earnings (loss) from continuing operations	$0.39	$1.02	$(0.06)	$(9.91)
Basic (loss) earnings from discontinued operations	(0.02)	0.04	0.02	0.58
Basic earnings (loss) per share	$0.37	$1.06	$(0.04)	$(9.33)

Diluted earnings (loss) per share attributable to Rockwood Holdings, Inc.:
Diluted earnings (loss) from continuing operations	$0.37	$0.98	$(0.06)	$(9.91)
Diluted (loss) earnings from discontinued operations	(0.01)	0.03	0.02	0.58
Diluted earnings (loss) per share	$0.36	$1.01	$(0.04)	$(9.33)

	First	Second	Third	Fourth
	Quarter (b)	Quarter (c)	Quarter	Quarter (d)
2007
Net sales	$735.5	$782.5	$763.1	$784.1
Gross profit	240.6	254.0	237.3	244.2

Amounts attributable to Rockwood Holdings, Inc.:
Income from continuing operations	$25.2	$22.4	$19.2	$14.7
Income from discontinued operations	4.4	5.6	5.5	9.7
Gain on sale of discontinued operations, net of tax	115.7	—	—	94.7
Net income	$145.3	$28.0	$24.7	$119.1

Basic earnings per share attributable to Rockwood Holdings, Inc.:
Earnings from continuing operations	$0.34	$0.30	$0.26	$0.20
Earnings from discontinued operations	1.63	0.08	0.07	1.41
Basic earnings per share	$1.97	$0.38	$0.33	$1.61

Diluted earnings per share attributable to Rockwood Holdings, Inc.:
Earnings from continuing operations	$0.33	$0.29	$0.25	$0.19
Earnings from discontinued operations	1.60	0.08	0.07	1.37
Diluted earnings per share	$1.93	$0.37	$0.32	$1.56

(a)                Results in the fourth quarter of 2008 include a goodwill impairment charge of $809.5 million ($675.7 million net of tax) and a gain of $42.9 million (net of tax) primarily related to the sale of the pool and spa chemicals business on October 10, 2008.

(b)               Results in the first quarter of 2007 include a gain of $115.7 million (net of tax) related to the sale of Group Novasep on

January 9, 2007.

(c)                Results in the second quarter of 2007 include a redemption premium of $14.5 million and the write off of $4.1 million of deferred financing costs associated with the redemption of the 2011 Notes on May 15, 2007.

(d)               Results in the fourth quarter of 2007 include a gain of $94.8 million (net of tax) related to the sale of the Electronics business, excluding the European wafer reclaim business, on December 31, 2007.

The basic and diluted earnings (loss) per common share amounts are calculated independently for each of the quarters presented. The sum of the quarters may not equal the full year amounts.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risk from changes in interest rates, foreign currency exchange rates and commodity prices. We manage our exposure to these market risks through regular operating and financing activities and through the use of derivatives. When used, derivatives are employed as risk management tools and not for trading purposes.

Interest Rate Risk

We had $699.5 million and $425.1 million of variable rate debt (after hedging) outstanding as of December 31, 2008 and 2007, respectively, at the then applicable exchange rate. Any borrowings under our revolving credit facility will also be at a variable rate. Although we are not required under the terms of any of our long-term debt facilities to hedge, or otherwise protect against interest rate fluctuation in our variable rate debt, we have entered into interest rate swaps to manage our exposure to changes in interest rates related to variable-rate debt. As of December 31, 2008, these contracts cover notional amounts of $610.0 million (at interest rates ranging from 4.864% to 5.038%) and €499.9 million (at interest rates ranging from 2.995% to 4.416%). As of December 31, 2007, these contracts cover notional amounts of $725.0 million (at a rate of 4.499%) and €410.9 million (at rates ranging from 2.498% to 4.529%). The derivative contracts as of December 31, 2008 effectively convert the senior secured credit obligations and the obligations under the Titanium Dioxide Pigments term loan facility to fixed rate obligations. These hedges will mature between November 2009 and July 2012. The Company has elected not to apply hedge accounting for these interest rate swaps and has recorded the mark-to-market of these derivatives as a component of interest expense in the Consolidated Statements of Operations. We may in the future consider adjusting the amounts covered by these derivative contracts to better suit our capital structure. Each 0.125% increase or decrease in the assumed weighted average interest rate would change the annual interest expense by $0.9 million and $0.5 million in 2008 and 2007, respectively.

Foreign Currency Risk

We conduct operations in many countries around the world. Our results of operations are subject to both currency transaction risk and currency translation risk. We operate a geographically diverse business, with 54% of our net sales in 2008 generated from customers in Europe, 29% in North America (predominantly in the United States) and 17% from the rest of the world based upon customer ship to locations. For a geographic description of the origin of our net sales and location of our long-lived assets, see Note 3, “Segment Information.” Our diverse and extensive customer base is served by 96 manufacturing facilities in 26 countries. Although we sell and manufacture our products in many countries, our sales and production costs are mainly denominated in U.S. dollars and euros. Our results of operations and financial condition are therefore impacted by the fluctuation of the euro against our reporting currency, the U.S. dollar. Approximately 54% of our 2008 net sales were derived from subsidiaries whose local currency is the euro. This increases the impact of the fluctuation of the euro against the U.S. dollar.

We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. Gains and losses on currency transactions are included in operating income and do impact our operating margins. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our consolidated financial statements. Gains and losses on currency translations are recorded in our consolidated financial statements as a component of “other comprehensive income (loss)” and do not impact our operating margins. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future.

In December 2008, we entered into foreign currency forward contracts to manage our exposure to fluctuations in currency rates on third-party sales denominated in a currency other than the functional currency of the legal entity.  We hedged such exposures with foreign currency forward contracts denominated in the same currency and with similar terms as the underlying exposure. Therefore, the instruments were designated as foreign exchange cash flow hedges and are effective at generating offsetting changes in the fair value or cash flows of the hedged item or transaction. As a result, any foreign currency gains or losses related to changes in the fair value of the derivative is accounted for as a component of accumulated other comprehensive income for as long as the hedge remains effective.  See discussion of derivative contracts under Note 9, “Long-Term Debt” for further details.

Our financial results are subject to the effect of currency fluctuations on the translation of our euro-denominated debt. As of

December 31, 2008 and 2007, our total euro-denominated debt equaled €1,069.2 million ($1,493.8 million) and €841.5 million ($1,227.7 million based on the December 31, 2007 exchange rate of €1.00 = $1.4590), respectively. A weakening or strengthening of the euro against the U.S. dollar by $0.01 would decrease or increase, respectively, by $10.7 million and $8.4 million in 2008 and 2007, respectively, the U.S. dollar equivalent of our total euro-denominated debt. Gains and losses on the translation of debt denominated in a currency other than the functional currency of the borrower are included as a separate component of “other income (expenses)” in our statement of operations and “accumulated other comprehensive income” in our balance sheet.

In connection with the offering of the 2014 Notes, we entered into a cross-currency interest rate swap in November 2004 with a notional amount of €155.6 million that effectively converts the U.S. dollar fixed rate debt in respect of the 2014 dollar-denominated notes sold into euro fixed rate debt. We designated this contract as a hedge of the foreign currency exposure of our net investment in our euro-denominated operations. In addition, we designated the remaining portion of our euro-denominated debt that is recorded on our U.S. books as a net investment hedge of our euro-denominated investments as of October 1, 2005 (euro debt of €652.0 million at December 31, 2008; $910.9 million). As a result, any foreign currency gains and losses resulting from the euro-denominated debt discussed above is accounted for as a component of accumulated other comprehensive income.

Commodity Price Risk

We are subject to commodity price risk for certain of our raw materials, such as copper and zinc. We have not materially hedged this commodity price exposure to date.  In March 2008, we entered into derivative contracts in our Titanium Dioxide Pigments segment to protect a portion of its exposure to movements in certain raw materials prices.  These contracts expired in November 2008.  We elected not to apply hedge accounting for these derivative contracts and recorded the mark-to-market of these contracts in cost of products sold in our Consolidated Statements of Operations.